                                                                     Exhibit 2.2

                           R.H. DONNELLEY CORPORATION


                 PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT






                         Dated as of September 21, 2002




                                TABLE OF CONTENTS

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ARTICLE I.      DEFINITIONS...............................................................................1

     Section 1.01.     Definitions........................................................................1

ARTICLE II.     SALE AND PURCHASE OF THE PREFERRED SHARES AND WARRANTS....................................8

     Section 2.01.     Sale and Purchase of the Preferred Shares and the Warrants.........................8

     Section 2.02.     Closing............................................................................8

     Section 2.03.     Use of Proceeds....................................................................9

     Section 2.04.     Share Adjustment...................................................................9

     Section 2.05.     Allocation........................................................................10

ARTICLE III.    REPRESENTATIONS AND WARRANTIES...........................................................10

     Section 3.01.     Representations and Warranties of the Company.....................................10

     Section 3.02.     Representations and Warranties of the Purchasers..................................22

ARTICLE IV.     COVENANTS OF THE PARTIES.................................................................23

     Section 4.01.     Taking of Necessary Action........................................................23

     Section 4.02.     Conduct of Business...............................................................24

     Section 4.03.     Financial Statements and Other Reports............................................26

     Section 4.04.     Restricted Actions................................................................26

     Section 4.05.     Required Actions..................................................................28

     Section 4.06.     Termination of Obligations........................................................29

     Section 4.07.     Inspection of Property............................................................30

     Section 4.08.     Lost, Stolen, Destroyed or Mutilated Securities...................................30

     Section 4.09.     Listing...........................................................................30

     Section 4.10.     Restrictions on Sale or Transfer; Legend..........................................31

     Section 4.11.     Notice of Breach..................................................................32

     Section 4.12.     Non-Disclosure; Interim Public Filings............................................32

     Section 4.13.     Governance Rights.................................................................33

     Section 4.14.     Other Transaction Documents.......................................................34

     Section 4.15.     Transfer Taxes....................................................................34

     Section 4.16.     Dividends.........................................................................35

     Section 4.17.     Certain Information Rights........................................................35

ARTICLE V.      CONDITIONS...............................................................................35

     Section 5.01.     Conditions of Purchase............................................................35

     Section 5.02.     Conditions of Sale................................................................37

                                TABLE OF CONTENTS
                                     (cont.)

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ARTICLE VI.     TERMINATION..............................................................................38

     Section 6.01.     Termination.......................................................................38

     Section 6.02.     Effect of Termination.............................................................38

ARTICLE VII.    SURVIVAL; CERTAIN REMEDIES...............................................................39

     Section 7.01.     Survival..........................................................................39

     Section 7.02.     Indemnification by the Purchasers.................................................39

     Section 7.03.     Indemnification by the Company....................................................39

     Section 7.04.     Certain Qualifications............................................................39

     Section 7.05.     Indemnification Procedures........................................................40

     Section 7.06.     Liability Limits..................................................................41

     Section 7.07.     Duplication.......................................................................42

     Section 7.08.     Exclusive Remedies................................................................42

ARTICLE VIII.   MISCELLANEOUS............................................................................42

     Section 8.01.     Notices...........................................................................42

     Section 8.02.     Entire Agreement; Amendments; Waivers.............................................43

     Section 8.03.     Counterparts......................................................................43

     Section 8.04.     Governing Law.....................................................................43

     Section 8.05.     Public Announcements..............................................................44

     Section 8.06.     Closing Payment; Expenses.........................................................44

     Section 8.07.     Successors and Assigns............................................................44

     Section 8.08.     Jurisdiction......................................................................44

     Section 8.09.     Captions; References..............................................................44

     Section 8.10.     Severability......................................................................45

     Section 8.11.     Aggregation of Stock..............................................................45

                 PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT


                  PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT, dated as of September 21, 2002 (this "Agreement"), by and among R.H. Donnelley Corporation, a Delaware corporation (the "COMPANY"), and the investors listed in SCHEDULE A (each, a "PURCHASER"). Capitalized terms not otherwise defined where used herein shall have the meanings ascribed thereto in ARTICLE I.

                                    RECITALS:

                  A. The Company has authorized a new series of its preferred stock, par value $1 per share, called the Convertible Cumulative Preferred Stock (the "PREFERRED STOCK"), which is convertible into shares of Common Stock in accordance with the terms of the Company's Certificate of Designations governing the Preferred Stock, in the form of EXHIBIT A (the "CERTIFICATE OF DESIGNATIONS").

                  B. The Purchasers have agreed to purchase from the Company, and the Company has agreed to sell to the Purchasers, subject to the terms and conditions of this Agreement, shares of the Preferred Stock and the Warrants.

                  C. The Company and the Purchasers desire to set forth certain agreements herein.

                                   AGREEMENT:

                  NOW THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

                             ARTICLE I. DEFINITIONS

                  Section 1.01. DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth below:

                  "AFFILIATE" or "AFFILIATE" shall mean, with respect to any Person, any other Person that directly or indirectly controls or is controlled by or is under common control with such Person. As used in this definition, "control" (including its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of such Person.

                  "AFFILIATE TRANSACTION" shall have the meaning set forth in
         SECTION 4.04(b).

                  "AGREEMENT" shall have the meaning set forth in the preamble.

                  "ALLOCATION" shall have the meaning set forth in SECTION 2.05.

                  "ANCILLARY DOCUMENTS" shall mean the Certificate of Designations, the Registration Rights Agreement, the Warrants and all other contracts, agreements and other documents being executed and delivered by the parties hereto pursuant to or in connection with this Agreement or the transactions contemplated hereby or thereby, but does not include the Other Transaction Documents.

                  "BALANCE SHEET" shall have the meaning set forth in SECTION 3.01(e).

                  "BUSINESS DAY" shall mean any day, other than a Saturday, Sunday or a day on which banking institutions in New York City are authorized or obligated by law or executive order to close.

                  "CENDON" shall mean CenDon, L.L.C., a Delaware limited liability company.

                  "CERTIFICATE OF DESIGNATIONS" shall have the meaning set forth in the recitals.

                  "CERTIFICATE OF INCORPORATION" shall have the meaning set forth in SECTION 3.01(j).

                  "CLOSING" shall have the meaning set forth in SECTION 2.02(a).

                  "CLOSING DATE" shall have the meaning set forth in SECTION 2.02(a).

                  "CLOSING PAYMENT" shall have the meaning set forth in SECTION 8.06(a).

                  "CODE" shall mean the Internal Revenue Code of 1986.

                  "COMMITMENT" shall have the meaning set forth in SECTION 3.01(t).

                  "COMMITMENT LETTER" shall mean the (i) commitment letter, dated September 18, 2002, among Deutsche Bank Securities Inc., Deutsche Bank Trust Company Americas, Citicorp North America, Inc., Salomon Smith Barney Inc., Bear Stearns Corporate Lending Inc., Bear Stearns & Co. Inc., R.H. Donnelley Corporation and R.H. Donnelley Inc., (ii) the fee letter, dated September 18, 2002, among Deutsche Bank Securities Inc., Deutsche Bank Trust Company Americas, Citicorp North America, Inc., Salomon Smith Barney Inc., Bear Stearns Corporate Lending Inc., Bear Stearns & Co. Inc., R.H. Donnelley Corporation and R.H. Donnelley Inc., (iii) the engagement letter, dated September 18, 2002, among Deutsche Bank Securities Inc., Salomon Smith Barney Inc., Bear Stearns & Co. Inc., R.H. Donnelley Corporation and R.H. Donnelley Inc., (iv) the side letter related to an increase in the commitment amount, dated September 18, 2002, among Deutsche Bank Securities Inc., Deutsche Bank Trust Company Americas, Citicorp North America, Inc., Salomon Smith Barney Inc., Bear Stearns Corporate Lending Inc., Bear Stearns & Co. Inc., R.H. Donnelley Corporation and R.H. Donnelley Inc., and (v) the side letter related, in part, to the appointment of joint bookrunners, dated September 18, 2002, among Deutsche Bank Securities Inc., Salomon Smith Barney Inc., Bear

         Stearns & Co. Inc., R.H. Donnelley Corporation and R.H. Donnelley Inc., and the exhibits, annexes and schedules to items (i) - (v).

                  "COMMON STOCK" shall mean the common stock, par value $1 per share, of the Company, including any associated Right, as defined in and issued pursuant to the Rights Agreement.

                  "COMMON STOCK EQUIVALENTS" shall have the meaning set forth in
         SECTION 2.04.

                  "COMPANY" shall have the meaning set forth in the preamble.

                  "COMPANY CERTIFICATE" shall have the meaning set forth in
         SECTION 5.01(d).

                  "COMPANY INDEMNIFIED PARTY" shall have the meaning set forth in SECTION 7.02.

                  "COMPANY PLAN" shall mean each plan, program or policy, payroll practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, profit-sharing, pensions, deferred or incentive compensation, retirement insurance, fringe benefits or other material employee benefits for Employees which is now or previously has been sponsored, maintained, contributed to or required to be contributed to by the Company or any Company Subsidiary or pursuant to which the Company or any of the Company Subsidiaries has or may have any liability.

                  "COMPANY SUBSIDIARY" and "COMPANY SUBSIDIARIES" shall have the meanings set forth in SECTION 3.01(b).

                  "DESIGNATED TRANSFEREE" shall have the meaning set forth in the Certificate of Designations.

                  "DONTECH" shall mean the DonTech II partnership created by the DonTech II Partnership Agreement.

                  "DONTECH PARTNERSHIP AGREEMENT" shall mean the DonTech II Partnership Agreement, effective as of August 19, 1997, by and between R.H. Donnelley Inc., a Delaware Corporation, and Ameritech Publishing of Illinois, Inc.

                  "EMPLOYEE" shall mean each current, former or retired employee, officer or director of the Company or a Company Subsidiary.

                  "EMPLOYEE AGREEMENT" shall mean each employment, severance or similar agreement, which is in effect on the date hereof or by which the Company or any Company Subsidiary is bound, between the Company or a Company Subsidiary and an Employee.

                  "ENVIRONMENTAL LAWS" shall have the meaning set forth in
         SECTION 3.01(q).

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA AFFILIATE" shall mean, with respect to any Person, any entity that is (i) a member of a "controlled group of corporations," under "common control" or a member of an "affiliated service group" within the meaning of Sections 414(b), (c) or (m) of the Code with such person, (ii) required to be aggregated under Section 414(o) of the Code with such person, or (iii) under "common control" with such person, within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections of the Code or ERISA.

                  "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934.

                  "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time.

                  "GOLDMAN ENTITIES" shall mean each of GSCP 2000, GS Capital Partners 2000 Offshore, L.P., a Cayman Islands exempted limited partnership, GS Capital Partners 2000 Employee Fund 2000, L.P., a Delaware limited partnership, GS Capital Partners 2000 GmbH & Co. Beteiligungs KG, a German limited partnership, and Goldman Sachs Direct Investment Fund 2000, L.P. a Delaware limited partnership.

                  "GOVERNMENTAL ENTITY" shall mean any court, department, body, board, bureau, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign.

                  "GSCP 2000" shall mean GS Capital Partners 2000, L.P., a Delaware limited partnership.

                  "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

                  "INDEMNIFICATION CLAIM NOTICE" shall have the meaning set forth in SECTION 7.05(a).

                  "INDEMNIFIED PARTY" shall have the meaning set forth in
         SECTION 7.05(a).

                  "INDEMNIFYING PARTY" shall have the meaning set forth in
         SECTION 7.05(a).

                  "INTELLECTUAL PROPERTY" shall have the meaning set forth in
         SECTION 3.01(r).

                  "KNOWLEDGE" shall mean the actual knowledge of the officers of the Company listed on EXHIBIT B after reasonable investigation and inquiry.

                  "LIABILITY" shall mean any debt, liability or obligation, whether known or unknown, asserted or unasserted, accrued, absolute, contingent or otherwise, whether due or to become due.

                  "LIENS" shall mean any liens, mortgages, deeds of trust, pledges, security interests, charges, claims, leasehold interests, tenancies, restrictions and encumbrances of any nature whatsoever.

                  "LITIGATION" shall have the meaning set forth in SECTION 3.01(h).

                  "LOSSES" shall mean each and all of the following items: claims, losses (including, without limitation, losses of earnings), liabilities, obligations, payments, damages (actual but not punitive or consequential), charges, judgments, fines, penalties, amounts paid in settlement, and costs and expenses (including, without limitation, interest that may be imposed in connection therewith, costs and expenses of investigation, suits, proceedings, demands, assessments and fees, expenses and disbursements of counsel, consultants, and other experts.

                  "MATERIAL ADVERSE EFFECT" shall mean, with respect to any reference to a state of facts, event, change, effect or condition, such state of facts, event, change, effect or condition that has had, has, or could reasonably be expected to have, a material adverse effect on
         (i) the business, assets, operations, properties, condition (financial or otherwise), prospects, contingent liabilities or material agreements of the Company and the Company Subsidiaries, taken as a whole (ii) the ability of the Company or any Company Subsidiary to perform its obligations under this Agreement, the Ancillary Documents or any Other Transaction Document, or (iii) the validity or enforceability of this Agreement, the Ancillary Documents or any Other Transaction Document or the rights or remedies of the Purchasers hereunder and thereunder. Notwithstanding anything contained herein to the contrary, the commencement by or against the Company or any Company Subsidiary of any case, proceeding or other action under any law relating to bankruptcy, insolvency or reorganization or the seeking of an appointment of a receiver, trustee, custodian or other similar official for the Company or any Company Subsidiary or for all or any substantial part of the Company's or any Company Subsidiary's assets, shall be deemed a Material Adverse Effect.

                  "NET INCOME" shall mean with respect to the Net Income for any period, the amount reported in the line item of the Company's financial statements for such period entitled "Net Income" which financial statements appear in the most recent filing by the Company with the Securities and Exchange Commission.

                  "OTHER TRANSACTION DOCUMENTS" shall mean the Sprint Purchase Agreement, the Sprint Transaction Documents, the Senior Credit Facility Documents, the Senior Subordinated Credit Facility Documents, the Senior Subordinated Notes Documents and the Commitment Letter.

                  "PENSION PLAN" shall mean each Company Plan (other than a "multiemployer plan" (as defined in ERISA Section 3(37)) that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA.

                  "PERMITS" shall mean any licenses, permits, accreditations, consents, registrations, certificates, and other governmental or regulatory permits, accreditations, authorizations or approvals required for the operation of the businesses of the Company and the

         Company Subsidiaries and for the ownership, lease or operation of the Company's and the Company Subsidiaries' properties.

                  "PERMITTED LIENS" shall mean (i) Liens for Taxes not yet due and payable, (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business and not yet delinquent, (iii) matters of record set forth on the title insurance policy insuring title to the owned real property and (iv) zoning, building or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of such items in (i) - (iv) which, individually or in the aggregate, materially and adversely detract from the value of the owned or leased real property based on its current use or interfere in any material respect with the current use or occupancy of such owned or leased real property.

                  "PERSON" or "PERSON" shall mean an individual, corporation, association, partnership, group (as defined in Section 13(d)(3) of the Exchange Act and the rules and regulations promulgated thereunder), trust, joint venture, business trust or unincorporated organization, or a government or any agency or political subdivision thereof.

                  "PREFERRED SHARES" shall have the meaning set forth in SECTION 2.01.

                  "PREFERRED STOCK" shall have the meaning set forth in the recitals.

                  "PRINCIPAL MARKET" shall have the meaning set forth in SECTION 4.09.

                  "PURCHASE PRICE" shall have the meaning set forth in SECTION 2.01.

                  "PURCHASER" shall have the meaning set forth in the preamble.

                  "PURCHASER DESIGNEES" shall mean the Directors (i) elected by the Purchasers to the Company's Board of Directors pursuant to Section 8 of the Certificate of Designations and (ii) designated pursuant to
         SECTION 4.13(a).

                  "PURCHASER INDEMNIFIED PARTY" shall have the meaning set forth in SECTION 7.03.

                  "PURCHASER'S CERTIFICATE" shall have the meaning set forth in
         SECTION 5.02(d).

                  "REGISTRABLE SHARES" shall have the meaning set forth in the Registration Rights Agreement.

                  "REGISTRATION RIGHTS AGREEMENT" shall mean the registration rights agreement to be executed by the Company and each Purchaser at the Closing, which shall be substantially in the form attached hereto as EXHIBIT C.

                  "REPORTS" shall have the meaning set forth in SECTION 3.01(f).

                  "RIGHTS AGREEMENT" shall mean the Rights Agreement, dated as of October 27, 1998, as amended, by and between the Company and The Bank of New York (successor to First Chicago Trust Company of New York), as Rights Agent.

                  "SEC" shall mean the United States Securities and Exchange Commission.

                  "SECTION 203" shall have the meaning set forth in SECTION 3.01(s).

                  "SECURITIES ACT" shall mean the Securities Act of 1933.

                  "SENIOR CREDIT FACILITY" shall mean the Senior Facilities, as defined in the Commitment Letter.

                  "SENIOR CREDIT FACILITY DOCUMENTS" shall mean any and all agreements, documents and instruments evidencing or governing the Senior Credit Facility.

                  "SENIOR OFFICER'S CERTIFICATE" shall have the meaning set forth in SECTION 4.03(a).

                  "SENIOR SUBORDINATED CREDIT FACILITY" shall mean the Senior Subordinated Facility, as defined in the Commitment Letter.

                  "SENIOR SUBORDINATED CREDIT FACILITY DOCUMENTS" shall mean any and all agreements, documents and instruments evidencing or governing the Senior Subordinated Credit Facility.

                  "SENIOR SUBORDINATED NOTES" shall have the meaning set forth in the Commitment Letter.

                  "SENIOR SUBORDINATED NOTES DOCUMENTS" shall mean any and all agreements, documents and instruments evidencing or governing the Senior Subordinated Notes.

                  "SPECIFIED PURCHASE PRICE" shall have the meaning set forth in
         SECTION 2.01.

                  "SPRINT" shall mean Sprint Corporation, a Kansas corporation.

                  "SPRINT PURCHASE AGREEMENT" shall mean the Stock Purchase Agreement, dated as of September 21, 2002, by and among Sprint, Centel Directories LLC, a Delaware limited liability company, and the Company.

                  "SPRINT TRANSACTION" shall mean the purchase and sale of the Shares (as defined in the Sprint Purchase Agreement) pursuant to the terms and subject to the conditions of the Sprint Purchase Agreement and the other Sprint Transaction Documents.

                  "SPRINT TRANSACTION DOCUMENTS" shall mean the Sprint Purchase Agreement and the Ancillary Agreements (as defined in the Sprint Purchase Agreement).

                  "SUBSIDIARY" shall mean, with respect to any corporation (the "parent") any other corporation, association or other business entity of which more than 50% of the shares of the voting stock are owned or controlled, directly or indirectly, by the parent or one or more Subsidiaries of the parent, or by the parent and one or more of its Subsidiaries.

                  "TAX" and "TAXES" shall mean any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added, and includes, without limitation, any liability for Taxes of another person, as a transferee or successor, under Treas. Reg. Section 1.1502-6 or analogous provision of law or otherwise.

                  "TAX RETURN" shall mean any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

                  "TERMINATING BREACH" shall have the meaning set forth in
         SECTION 6.01(e).

                  "TRANSFER" shall have the meaning set forth in SECTION
         4.10(a).

                  "VOTING EQUITY INTERESTS" shall have the meaning set forth in the Certificate of Designations.

                  "WARRANTS" shall have the meaning set forth in SECTION 2.01.

       ARTICLE II. SALE AND PURCHASE OF THE PREFERRED SHARES AND WARRANTS

                  Section 2.01. SALE AND PURCHASE OF THE PREFERRED SHARES AND THE WARRANTS. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties hereinafter set forth, the Company will sell to the Purchasers, and the Purchasers will purchase from the Company, (i) 200,000 shares of the Preferred Stock (as such number may be adjusted pursuant to SECTION 2.04, the "PREFERRED SHARES") and (ii) warrants to purchase 1,650,000 shares of Common Stock on the terms and subject to the conditions of the certificate for the Warrants in substantially the form attached hereto as EXHIBIT D (the "WARRANTS"), for an aggregate purchase price of $200.0 million (the "PURCHASE PRICE"). The number of shares of the Preferred Stock and the number of warrants to be purchased by each Purchaser at the Closing and the portion of the aggregate purchase price to be paid by each Purchaser at the Closing in the exchange therefor, shall be as specified in SCHEDULE A (with respect to each such Purchaser, such Purchaser's "SPECIFIED PURCHASE PRICE").

                  Section 2.02. CLOSING.(a) Subject to the satisfaction or waiver of the conditions set forth in this Agreement, the closing of the transactions contemplated by SECTION 2.01 (the "CLOSING") shall take place immediately prior to or concurrently with the closing of the Sprint Transaction, or at such other time as may be mutually agreed upon by the Purchasers and the Company (the "CLOSING DATE"). The Closing shall occur on the Closing Date at the offices of Jones, Day, Reavis & Pogue, 222 East 41st Street, New York, New York 10017.

                  (b) At the Closing: (i) the Company will deliver to the Purchasers certificates for the Preferred Shares to be sold in accordance with the provisions of SECTION 2.01 registered in the respective names and proportions set forth in SCHEDULE A; (ii) the Company will deliver to the Purchasers certificates for the Warrants, to be sold in accordance with the provisions of SECTION 2.01, in each case duly executed in favor of the respective names and in the proportions set forth in SCHEDULE A; (iii) subject to SECTION 8.06(a), each Purchaser, in full payment for the Preferred Shares and the Warrants, will deliver to the Company immediately available funds, by wire transfer to such account as the Company shall specify, such Purchaser's Specified Purchase Price; and (iv) each party shall take or cause to happen such other actions, and shall execute and deliver such other instruments or documents, as shall be required under ARTICLE V.

                  Section 2.03. USE OF PROCEEDS. The Company shall use the proceeds from the sale of the Preferred Shares and the Warrants solely (i) to pay the consideration payable to Sprint or its Affiliates in or as a result of the Sprint Transaction and (ii) to pay the fees and out-of-pocket expenses relating to the transactions contemplated hereby and under the Other Transaction Documents.

                  Section 2.04. SHARE ADJUSTMENT. If, on or prior to the Closing Date (or in connection with the Senior Credit Facility, the Senior Subordinated Credit Facility and/or the Senior Subordinated Notes), the Company shall issue or sell any shares of Common Stock or any options, warrants or other equity securities of any nature convertible into or exchangeable for shares of Common Stock ("COMMON STOCK EQUIVALENTS"), then the Company shall issue to the Purchasers an additional number of shares of Preferred Stock determined by multiplying the number of Preferred Shares then outstanding (which, in the case of an adjustment, if any, to be made on the Closing Date, shall be 200,000) by a fraction, the numerator of which shall be the number of shares of Common Stock or Common Stock Equivalents issued (a) in the case of an adjustment, if any, to be made on the Closing Date, from the date hereof to the Closing Date or (b) in the case of an adjustment, if any, to be made after the Closing Date, since the later of the Closing Date or the date of any prior adjustment made pursuant to this SECTION 2.04, and the denominator of which shall be the number of Voting Equity Interests outstanding immediately prior to such issuance of Common Stock or Common Stock Equivalents, excluding (1) any Preferred Shares the outstanding, if any, (2) any shares of Common Stock issuable upon conversion of the Preferred Shares then outstanding, if any, (3) any shares of Common Stock issuable upon exercise of the Warrants, and (4) the Common Stock or Common Stock Equivalents issued (a) in the case of an adjustment, if any, to be made on the Closing Date, from the date hereof to the Closing Date or (b) in the case of an adjustment, if any, to be made after the Closing Date, since the later of the Closing or the date of any prior adjustment made pursuant to this SECTION 2.04. Such number of additional shares will be allocated in a proportional amount to the Purchasers based on the allocation contained in SCHEDULE A. SCHEDULE 2.04 sets forth an example of how this adjustment provision will work.

                  Section 2.05. ALLOCATION. On or prior to the Closing Date, the Purchasers will submit to the Company for the Company's approval (which shall not be unreasonably withheld) an allocation of the Purchase Price (the "ALLOCATION"), which Allocation will allocate the Purchase Price amongst the Warrants and the Preferred Shares. The parties agree to report the sale and purchase of the Preferred Shares and Warrants for all federal, state, local and foreign tax purposes in a manner consistent with the Allocation and agree to take no position inconsistent with the foregoing (unless otherwise required by a final determination by the appropriate taxing authority).

                  ARTICLE III. REPRESENTATIONS AND WARRANTIES

                  Section 3.01. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to the Purchasers as follows:

                  (a) ORGANIZATION AND GOOD STANDING OF THE COMPANY; AUTHORIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority and governmental authorizations to own, operate and lease its properties and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each other jurisdiction in which it owns or leases properties, or conducts business, so as to require such qualification, except where the failure to be so licensed or qualified in any such jurisdiction would not constitute a Material Adverse Effect. The Company has the corporate power and authority to execute and deliver this Agreement and the Ancillary Documents and perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Documents and the performance by the Company of its covenants and agreements under this Agreement and the Ancillary Documents have been duly and validly authorized by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company (including, without limitation, any stockholder vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement or the Ancillary Documents or the consummation of the transactions contemplated hereby and thereby (including, without limitation, the issuance of Common Stock upon conversion of the Preferred Stock and upon exercise of the Warrants). This Agreement and the Ancillary Documents have been duly executed and delivered by the Company and constitute the valid and binding agreements of the Company, enforceable against the Company in accordance with their terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization moratorium, fraudulent transfer or other laws, now or hereafter in effect relating to or limiting creditors' rights generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                  (b) ORGANIZATION AND GOOD STANDING OF COMPANY SUBSIDIARIES AND DONTECH. (i) SCHEDULE 3.01(b) lists all Subsidiaries of the Company and their respective jurisdictions of incorporation (collectively, the "COMPANY SUBSIDIARIES" and each, a "COMPANY SUBSIDIARY;" PROVIDED, that for the purposes of all other defined terms in this Agreement, SECTION 3.01, SECTION 4.03, and
SECTION 4.07, DonTech shall not be deemed to be a Company Subsidiary, and PROVIDED, FURTHER, that with respect to the covenants and agreements as to Company Subsidiaries made in this Agreement, DonTech shall be deemed to be a Company Subsidiary, but the Company's obligations with respect to DonTech in this regard shall be limited to the extent the Company has rights under the DonTech Partnership Agreement that would permit it to comply with such obligations without violating any obligations of the Company, including its fiduciary obligations, under the DonTech Partnership Agreement or otherwise in respect to DonTech). Except as set forth in SCHEDULE 3.01(b), the Company owns, directly or indirectly, all the shares of outstanding capital stock of each Company Subsidiary. Except as set forth in
SCHEDULE 3.01(b), (a) there are outstanding no securities or rights convertible into or exchangeable for shares of any capital stock of any Company Subsidiary and (B) there are no contracts, commitments, understandings or arrangements by which any Company Subsidiary is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. All of the shares of capital stock of each of the Company Subsidiaries are duly and validly authorized, fully paid and non-assessable and, except as set forth in SCHEDULE 3.01(b), are owned by the Company free and clear of any Lien with respect thereto. Each Company Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite corporate power and authority and governmental authorizations to own, operate and lease its properties and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each other jurisdiction in which it owns or leases properties, or conducts any business, so as to require such qualification, except where the failure to be so licensed or qualified in any such jurisdiction would not constitute a Material Adverse Effect.

                  (ii) To the Company's knowledge, DonTech is a general partnership duly organized, validly existing and in good standing under the laws of the State of Illinois, and has all requisite power and authority and governmental authorizations to own, operate and lease its properties and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each other jurisdiction in which it owns or leases properties, or conducts any business, so as to require such qualification, except where failure to be so licensed or qualified in any such jurisdiction would not constitute a Material Adverse Effect. The Company, indirectly through R.H. Donnelley Inc., owns 50% of the general partnership interests of DonTech.

                  (c) NO CONFLICTS. Except as set forth in SCHEDULE 3.01(c), neither the execution and delivery of this Agreement or the Ancillary Documents nor the consummation of the transactions contemplated by this Agreement or the Ancillary Documents will (i) conflict with or result in any breach of any provision of the incorporation documents or By-laws of the Company or any Company Subsidiary, (ii) except for applicable requirements of the HSR Act, require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity, (iii) violate, conflict with or result in a default (or any event which, with notice or lapse of time or both, would constitute a default) or require any consent under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease or other contract, instrument or obligation to which the Company or any Company Subsidiary or, to the Company's knowledge, DonTech is a party or by which the Company or any Company Subsidiary or any of their respective assets or, to the Company's knowledge, DonTech or any of its respective assets may be bound, or (iv) violate any order, injunction, decree, statute, rule or regulation applicable to the Company, excluding from the foregoing clauses (ii), (iii) and (iv) such requirements, violations, conflicts, defaults or rights that would not constitute a Material Adverse Effect.

                  (d) CAPITALIZATION. SCHEDULE 3.01(d) sets forth (i) the authorized capital stock of the Company, the number of shares of each class of capital stock issued and outstanding and the number of shares of Common Stock reserved for issuance in connection with employee benefit, stock option and dividend reinvestment plans in each case as of the date hereof, and (ii) all options, warrants, rights to subscribe to, scrip calls, contracts, undertakings, arrangements and commitments to issue which may result in the issuance of equity securities of the Company, in each case setting forth the identity of the holder thereof, the exercise or similar price and the date of expiration or termination thereof. All of the issued and outstanding shares of the Company's capital stock have been duly and validly authorized and issued and are fully paid and non-assessable and are not subject to any preemptive rights. Except as set forth in SCHEDULE 3.01(d) or pursuant to this Agreement, the Rights Agreement, the Warrants or the Certificate of Designations, (i) no equity securities of the Company are or may be required to be issued by reason of any options, warrants, rights to subscribe to, scrip calls or commitments of any character whatsoever,
(ii) there are outstanding no securities or rights convertible into or exchangeable for shares of any capital stock of the Company, and (iii) there are no contracts, commitments, understandings or arrangements by which the Company is bound to issue additional shares of its capital stock or securities or rights convertible into or exchangeable for shares of any capital stock of the Company, or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Neither the Company nor any Company Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its capital stock. Except as set forth in SCHEDULE 3.01(d), there are no contracts, agreements or understandings between the Company and any Person granting such Person the right to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company owned or to be owned by such Person or to require the Company to include such securities in any other registration statement filed by the Company under the Securities Act.

                  (e) FINANCIAL STATEMENTS. The Company has previously delivered to the Purchasers copies of (i) the consolidated balance sheet of the Company and the Company Subsidiaries as of December 31 for the fiscal years 2000 and 2001, and the related consolidated statements of operations, statements of stockholders' equity and cash flows for the fiscal years 1999 through 2001, inclusive, as reported in the Company's Annual Report on Form 10-K (as amended) for the fiscal year ended December 31, 2001, filed by the Company with the SEC under the Exchange Act, in each case accompanied by the audit report of PricewaterhouseCoopers LLP, independent public accountants, and (ii) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of June 30, 2002 (the "BALANCE SHEET") and the related unaudited consolidated statement of operations, statements of stockholders' equity and cash flows for the three- and six-month periods then ended as reported in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, filed with the SEC under the Exchange Act. All of such financial statements fairly present the consolidated financial position of the Company and the Company Subsidiaries as of the dates shown and the results of the consolidated operations, statements of stockholders' equity and cash flows of the Company and the Company Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, in each case subject, as to interim statements, to changes resulting from year-end adjustments (none of which will be material in amount and effect). All of such financial statements have been prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise set forth in the notes thereto, and the Company and the Company Subsidiaries have no liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which are not fully reflected or reserved against in the balance sheet as of June 30, 2002, included in such financial statements, except for liabilities that may have arisen in the ordinary and usual course of business and consistent with past practice and that, individually or in the aggregate, would not constitute a Material Adverse Effect. Neither the Company nor any Company Subsidiary has entered into any off-balance sheet arrangements or transactions.

                  (f) REPORTS. The Company has filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that were required to be filed with the SEC under the Securities Act or the Exchange Act after July 1, 1998 (all such reports and statements are collectively referred to herein as the "REPORTS") and with the New York Stock Exchange. As of their respective dates, the Reports, including the financial statements contained therein, complied in all material respects with all of the statutes and published rules and regulations enforced or promulgated by the regulatory authority with which they were filed, except to the extent the information in any Report has been revised or superseded by a later filed Report, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. There are no facts existing as of the date hereof peculiar to the Company or any Company Subsidiary which the Company has not disclosed in the Reports or to the Purchasers in writing which, either individually or in the aggregate, would constitute a Material Adverse Effect. To the Company's knowledge, there are no facts existing as of the date hereof peculiar to DonTech that the Company has not disclosed in the Reports or to the Purchasers in writing which, either individually or in the aggregate, would constitute a Material Adverse Effect.

                  (g) COMPLIANCE WITH APPLICABLE LAW. Each of the Company, each Company Subsidiary and, to the Company's knowledge, DonTech is not in default or violation in any respect of any law, statute, rule, regulation, policy or guideline of any Governmental Entity applicable to the Company, any of the Company Subsidiaries or DonTech, as the case may be, other than such defaults or violations that, either individually or in the aggregate, would not constitute a Material Adverse Effect, and the business of the Company, the Company Subsidiaries and, to the Company's knowledge, DonTech, are in compliance in all material respects with all applicable federal, state, local and foreign governments' laws and regulations. None of the Company the Company Subsidiaries or, to the Company's knowledge, DonTech is in default under or in breach of any order, judgment or decree of any arbitrator or other Governmental Entity, and neither the Company, nor any Company Subsidiary or, to the Company's knowledge, DonTech is a party or subject to any order, judgment or decree of any arbitrator or other Governmental Entity.

                  (h) LITIGATION. As of the date of this Agreement, except as set forth in the Reports or in SCHEDULE 3.01(h), there is no claim, action, suit, investigation, proceeding or governmental investigation pending or, to the Company's knowledge, threatened by or before any arbitration tribunal, self regulatory agency or body (including, without limitation, the New York Stock Exchange), Governmental Entity or by any third party (a "LITIGATION") (i) against or involving the Company or any of the Company Subsidiaries or involving any of their respective properties or assets, (ii) to the Company's knowledge, against or involving DonTech or involving any of its respective properties or assets or
(iii) which challenges the validity of this Agreement or which could reasonably be expected to adversely affect or restrict the Company's ability to consummate the transactions contemplated by this Agreement and the Ancillary Documents.

         (i) EMPLOYEE BENEFITS.

             (i) SCHEDULE 3.01(i)(i) contains a true and complete list of (i) each material Company Plan and (ii) each material Employee Agreement. Except as set forth on SCHEDULE 3.01(i)(i), the Company and the Company Subsidiaries do not have any plan or legally binding commitment (i) to establish any new Company Plan or to modify or terminate any Company Plan or (ii) to enter into, modify or terminate any Employee Agreement.

             (ii) Current, accurate and complete copies of all documents embodying or relating to each Company Plan and each Employee Agreement have been made available to the Purchasers.

             (iii) Neither the Company nor a Company Subsidiary has, or has ever had, any ERISA Affiliates other than the Company or a Company Subsidiary.

             (iv) Each Company Plan and Employee Agreement has been established and maintained in accordance with its terms in all material respects and all applicable laws, statutes, orders, rules and regulations. Each Company Plan intended to qualify under Section 401 of the Code has a favorable determination letter from the Internal Revenue Service to the effect that it is so qualified and, if the letter for such a plan is not current, such plan is the subject of a timely request for a current favorable determination letter.

             (v) No steps have been taken to terminate any Pension Plan, no termination of any Pension Plan has occurred and no event has occurred and no condition exists that could constitute grounds for terminating any Pension Plan. Each Pension Plan has been maintained in compliance with the minimum funding standards of ERISA and the Code and no such Pension Plan has incurred any "accumulated funding deficiency," as defined in Section 412 of the Code and Section 302 of ERISA, whether or not waived. The funded status of each Pension Plan as reflected in the most recent actuarial report is accurate and such report fairly presents the funded status of such Pension Plan on the basis set forth therein.

             (vi) No Company Plan is under audit or investigation by the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or other governmental agency and, to the knowledge of the Company and the Company Subsidiaries, no such audit or investigation has been threatened. There are no actions, proceedings, arbitrations, suits or claims pending, or to the knowledge of the Company or any

         Company Subsidiaries, threatened or anticipated (other than routine claims for benefits) against the Company or any Company Subsidiaries or any administrator, trustee or other fiduciary of any Company Plan with respect to any Company Plan or Employee Agreement, or against any Company Plan or against the assets of any Company Plan.

             (vii) Except as set forth on SCHEDULE 3.01(i)(vii), neither the Company nor the Company Subsidiaries maintains or contributes to any Company Plan which provides, or has any liability to provide, life insurance, medical, severance or other employee welfare benefits to any Employee upon his retirement or termination of employment, except as may be required by Section 4980B of the Code.

             (viii) Except as set forth on SCHEDULE 3.01(i)(viii), the execution and performance of the transactions contemplated in this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Company Plan or Employee Agreement that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any Employee or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company or a Company Subsidiary to amend or terminate any Company Plan. The execution and performance of the transactions contemplated in this Agreement will not cause any payment or benefit which will or may be made by the Company or a Company Subsidiary with respect to any Employees to be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

             (ix) There are no, and have never been any, collective bargaining agreements or other labor union or similar contracts governing any Employees.

             (x) The Company and the Company Subsidiaries are in compliance in all material respects with all applicable federal, state and local laws, rules and regulations respecting employment.

         (j) ABSENCE OF CERTAIN CHANGES. Since December 31, 2001, the business of the Company and the Company Subsidiaries and, to the Company's knowledge, DonTech has been operated in the usual and ordinary course consistent with past practice and, except as set forth in the Reports or in SCHEDULE 3.01(j) or as provided in this Agreement or the Ancillary Documents:

             (i) there has been no event, condition or change that individually or in the aggregate constitutes a Material Adverse Effect;

             (ii) none of the Company, the Company Subsidiaries or, to the Company's knowledge, DonTech has entered into any material transaction or incurred any material liability or material obligation, except in the ordinary course of its business consistent with past practice;

             (iii) none of the Company, the Company Subsidiaries or, to the Company's knowledge, DonTech has sold or transferred a material amount of the assets it owns except in the ordinary course of its business;

             (iv) none of the Company, the Company Subsidiaries or, to the Company's knowledge, DonTech has incurred any indebtedness other than indebtedness to trade creditors incurred in the ordinary course of business;

             (v) none of the Company, the Company Subsidiaries or, to the Company's knowledge, DonTech has changed its accounting policies or procedures as in effect on December 31, 2001;

             (vi) neither the Company nor any Company Subsidiary has amended or in any way altered its Restated Certificate of Incorporation, as amended ("CERTIFICATE OF INCORPORATION") or By-laws;

             (vii) the Company has not changed the number of shares of the authorized or issued capital stock of the Company, issued or granted any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of the Company or any Company Subsidiary, or any securities convertible into shares of such stock (except for grants of options to purchase Common Stock to be granted pursuant to Company Plans), split, combined or reclassified any shares of the capital stock of the Company, declared, set aside or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Company, or redeemed or otherwise acquired any shares of such capital stock;

             (viii) the Company has not increased the number of members of the Board of Directors of the Company;

             (ix) none of the Company, the Company Subsidiaries or, to the Company's knowledge, DonTech has acquired any assets other than in the ordinary and usual course of business;

             (x) none of the Company, the Company Subsidiaries or, to the Company's knowledge, DonTech has entered into employment agreements with any Employee (other than an agreement terminable at will without any financial penalty), or granted any increase in the compensation (including employee benefits) of any employee, except for increases (A) in the ordinary course of business and consistent with past practice,
         (B) as a result of collective bargaining or (C) as required by any employment or other agreement, policy or plan currently in effect; and

             (xi) none of the Company, the Company Subsidiaries or, to the Company's knowledge, DonTech has agreed, whether in writing or otherwise, to take any action that, if taken, would render any of the representations set forth in this SECTION 3.01(j) untrue.

                  (k) PREFERRED SHARES AND WARRANTS. The Preferred Shares have been duly authorized by all necessary corporate action. When issued and sold against receipt of the consideration therefor, the Preferred Shares will be validly issued, fully paid and nonassessable, will not subject the holders thereof to any personal liability and will not be subject to any preemptive rights except as contemplated by this Agreement and the Certificate of Designations. When issued and sold against receipt of the consideration therefor, the Warrants will not subject the holders thereof to any personal liability and will not be subject to any preemptive rights except as contemplated by this Agreement and the Warrants. The Company has 21,909,939 shares of Common Stock that are in treasury and listed on the New York Stock Exchange. A total of 20,500,000 of such treasury shares of Common Stock have been duly reserved for issuance upon the conversion or redemption of the Preferred Shares and the exercise of the Warrants. The shares of Common Stock issuable upon conversion or redemption of the Preferred Shares and upon exercise of the Warrants have been duly and validly authorized and, if and when issued, will be validly issued, fully paid and non-assessable and will not be subject to any preemptive rights except as contemplated by this Agreement, the Warrants and the Certificate of Designations. At the Closing, the Purchasers will receive valid title to the Preferred Shares and the Warrants, free and clear of any Lien (other than any restrictions on transfer under state and/or federal securities laws).

                  (l) OFFERING OF SECURITIES. Based in part on the representations and warranties of the Purchasers in SECTION 3.02, it is not necessary in connection with the offer, sale and delivery of the Preferred Shares and the Warrants to the Purchasers to register the offer and sale of the Preferred Shares and the Warrants under the Securities Act. The Company has not, directly or indirectly, offered, sold or solicited any offer to buy and will not, directly or indirectly, offer, sell or solicit any offer to buy, any security of a type or in a manner which would be integrated with the sale of the Preferred Shares and the Warrants and require any of the Preferred Shares or the Warrants to be registered under the Securities Act. None of the Company, its Affiliates or any person acting on its or any of their behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Rule 502(c) under the Securities Act) in connection with the offering of the Preferred Shares and the Warrants.

                  (m) BROKERS AND FINDERS. Except for the engagement of Bear, Stearns & Co., Inc. and Morgan Stanley & Co., Inc. (the fees and expenses of each which will be borne solely by the Company), neither the Company nor any of its Affiliates has employed any financial advisor or finder or incurred any liability for any financial advisory or finders' fees in connection with this Agreement or the transactions contemplated by this Agreement.

                  (n) PERMITS. The Company, each Company Subsidiary and, to the Company's knowledge, DonTech, possesses all Permits required for the conduct of its respective businesses, except where the failure to possess any such Permit would not constitute a Material Adverse Effect, and none of the Company, any Company Subsidiary nor, to the Company's knowledge, DonTech has received any notice of proceedings relating to the revocation or modification of any such Permit that, if determined adversely to the Company, DonTech or any such Company Subsidiary, individually or in the aggregate, would constitute a Material Adverse Effect. All of such Permits of the Company and the Company Subsidiaries and, to the Company's knowledge such Permits of DonTech are valid and in full force and effect, and the Company, each of the Company Subsidiaries and to the Company's knowledge, DonTech have duly performed and are in compliance in all respects with all of their obligations under such Permits, except where the failure to perform or comply, individually or in the aggregate would not constitute a Material Adverse Effect. No event has occurred with respect to any of such Permits of the Company and the Company Subsidiaries or, to the Company's knowledge, such Permits of DonTech that allows, or after notice or lapse of time or both would allow, the suspension, limitation, revocation, non-renewal or termination thereof or would result in any other impairment of the rights of the holder thereof in and under any of such Permits that, if such event or events occurred, individually or in the aggregate, would constitute a Material Adverse Effect, and no terminations thereof or proceedings to suspend, limit, revoke or terminate any Permits of the Company and the Company Subsidiaries or, to the Company's knowledge, such Permits of DonTech, have been threatened that, if acted upon, individually or in the aggregate, would constitute a Material Adverse Effect.

                  (o) TITLE TO PROPERTIES; INSURANCE. Except as set forth in
SCHEDULE 3.01(o), the Company, the Company Subsidiaries and, to the Company's knowledge, DonTech have good and marketable title to all real properties and all other properties and assets owned by them that are material to their respective businesses, in each case free from Liens other than Permitted Liens. Except as set forth in SCHEDULE 3.01(o), the Company, the Company Subsidiaries and, to the Company's knowledge, DonTech hold any leased real or personal property that is material to their business under valid and enforceable leases enforceable against the Company, the Company Subsidiaries or, to the Company's knowledge, DonTech, with no exceptions that would materially interfere with the use made or to be made thereof by them, in each case free from Liens other than Permitted Liens. The Company, the Company Subsidiaries and, to the Company's knowledge, DonTech have at all times maintained in full force and effect property damage, liability and other insurance with financially sound and reputable insurers at levels of coverage reasonable and customary for the Company's industry.

                  (p) TAXES. All material Tax Returns required to be filed by the Company and each Company Subsidiary (provided that for the purposes of this SECTION 3.01(p) only, DonTech and CenDon shall each be deemed a Company Subsidiary), and, to the Company's knowledge, DonTech, have been filed, and all such Tax Returns are true, complete and correct in all material respects. Neither the Company nor any of the Company Subsidiaries, or to the Company's knowledge, DonTech has any liability for Taxes other than Taxes (i) currently payable without penalty or interest or (ii) being contested in good faith and by appropriate proceedings and for which, in the case of both clauses (i) and (ii), adequate reserves have been established on the Balance Sheet and books and records of the Company or the Company Subsidiaries, as applicable. There are no proposed Tax assessments against the Company or any of the Company Subsidiaries, or to the Company's knowledge, DonTech. Neither the Internal Revenue Service nor any other taxing authority has asserted any currently ongoing claim for Taxes, nor to the Company's knowledge, is threatening to assert any claims for such Taxes, against the Company or any of the Company Subsidiaries or DonTech. The Company and each of the Company Subsidiaries, and, to the Company's knowledge, DonTech have withheld or collected and paid over to the appropriate Governmental Entities (or are properly holding for such payment) all

Taxes required by law to be withheld or collected. There are no Liens for Taxes upon the assets of the Company or any of the Company Subsidiaries, or to the Company's knowledge, DonTech (other than Liens for Taxes that are not yet due). Neither the Company nor any of the Company Subsidiaries, or to the Company's knowledge, DonTech (i) has any liability under Treasury Regulation Section 1.1502-6 or analogous state, local, or foreign law provision for the Taxes of an entity other than the Company or any of the Company Subsidiaries or DonTech, as applicable, or (ii) is a party to a Tax sharing or Tax indemnity agreement or any other commitment of a similar nature with any entity other than the Company or any of the Company Subsidiaries that remains in effect and under which the Company or any of the Company Subsidiaries could have any material liability for Taxes. No claim has been made by a taxing authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that the Company or any of the Company Subsidiaries is or may be subject to taxation by that jurisdiction. To the Company's knowledge, no claim has been made by a taxing authority in a jurisdiction where DonTech does not file Tax Returns that DonTech is or may be subject to taxation by that jurisdiction. Neither the Company nor any of the Company Subsidiaries or to the Company's knowledge, DonTech is the subject of any currently ongoing audit or examination with respect to a material amount of Taxes, nor, to the Company's knowledge, has any such audit been threatened or proposed, by any taxing authority.

                  (q) ENVIRONMENTAL MATTERS. The Company, the Company Subsidiaries and, to the Company's knowledge, DonTech (i) are in compliance with all applicable statutes, rules, regulations, decisions or orders of any Governmental Entity relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, "ENVIRONMENTAL LAWS"), (ii) have not generated, manufactured, treated, stored or disposed of any hazardous substances on any owned or operated (or previously owned or operated) real property, except in compliance with Environmental Laws, (iii) are not liable for any off-site disposal or contamination pursuant to any Environmental Laws, and (iv) are not subject to any pending claims relating to any Environmental Laws, which in each of clauses (i) through (iv) individually or in the aggregate, would constitute a Material Adverse Effect.

                  (r) INTELLECTUAL PROPERTY. The Company, the Company Subsidiaries and, to the Company's knowledge, DonTech license, own or possess, or can acquire on reasonable terms, all patents, patent rights, licenses, inventions, copy-rights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and general intangibles of like nature, together with goodwill, and registrations and applications relating to any of the foregoing, as applicable ("INTELLECTUAL PROPERTY"), currently employed by them in connection with the respective business now operated by them, except where the failure to own or possess or otherwise be able to acquire such Intellectual Property, individually or in the aggregate, would not constitute a Material Adverse Effect. The Intellectual Property owned or used by the Company, the Company Subsidiaries and, to the Company's knowledge, DonTech has been duly maintained, is valid and subsisting, in full force and effect, and has not been cancelled, expired or abandoned, except where such cancellation, expiration or abandonment would not constitute a Material Adverse Effect. None of the Company, the Company Subsidiaries or, to the Company's knowledge, DonTech has received any notice of infringement of or conflict with asserted rights of others with respect to any of such Intellectual Property which, singly or in the aggregate, which, if determined adversely to the Company, would constitute a Material Adverse Effect.

                  (s) DGCL SECTION 203 AND RIGHTS AGREEMENT. The Board of Directors of the Company has taken all action necessary to exempt from the provisions of Section 203 of the Delaware General Corporation Law ("SECTION 203") and from being deemed an "Acquiring Person" under the Rights Agreement, to the extent applicable, this Agreement, any acquisition by the Purchasers or their Affiliates of the Preferred Shares or the Warrants pursuant to this Agreement, the Warrants and the Certificate of Designations and any conversion or exercise by the Purchasers or their Affiliates of the Preferred Shares or the Warrants into Common Stock. No agreement or instrument to which the Company or the Company Subsidiaries is a party or by which any of them is bound, and no state statute similar to Section 203 that is applicable to the Company or the Company Subsidiaries imposes any restrictions on business combinations or similar transactions with interested stockholders of a nature similar to those set forth in Section 203. True and correct copies of the resolutions heretofore adopted by the Company's Board of Directors to implement the foregoing actions with respect to Section 203 and the Rights Agreement, have been delivered to the Purchasers and such resolutions are in full force and effect and have not been amended or modified.

                  (t) COMMITMENTS. (i) This Agreement, the Ancillary Documents, the Other Transaction Documents, the agreements, documents and instruments set forth on SCHEDULE 3.01(t) and other schedules to this Agreement and all documents referenced in or attached as exhibits to the Reports constitute, as of the date of this Agreement all of the material contracts or agreements (whether written or oral), including any amendments thereto, (A) to which the Company, any Company Subsidiaries or, to the Company's knowledge, DonTech is a party or
(B) by or to which the Company, any Company Subsidiaries or any of their properties or, to the Company's knowledge, DonTech or its properties may be bound or subject (individually a "COMMITMENT" and collectively, the "COMMITMENTS"). SCHEDULE 3.01(t) sets forth a complete and correct list of Commitments of the following type:

                  Commitments relating to any Litigation;

                  Commitments containing covenants of the Company or any Company Subsidiaries or any successor thereto not compete, not to engage in any line of business or conduct business in any geographical area or with any Person, or not to disclose certain information; and

                  Commitments with any Affiliate.

                           (ii) Complete and correct copies (or, if oral, full
                  written descriptions) of all Commitments required to be listed on SCHEDULE 3.01(t), including all amendments thereto, have been made available to the Purchasers. All of the Commitments are valid, binding, in full force and effect and enforceable in accordance with their respective terms by the Company, a Company Subsidiary or, to the Company's knowledge, DonTech (as the case may be) against the respective counter parties to such Commitments, except where the failure to be valid, binding, enforceable or in full force and effect does not constitute a Material

                  Adverse Effect. Except as set forth on SCHEDULE 3.01(t), (a) there is no breach, violation or default and no event that, with or without notice or the passage of time or both, would constitute a breach, violation or default, or give rise to any Lien or right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration under, any Commitment, (B) none of the Company, the Company Subsidiaries or, to the Company's knowledge, DonTech or any other party to any of the Commitments is in arrears in respect of the performance or satisfaction of the terms and conditions on its part to be performed or satisfied under any of such Commitments, and (C) no waiver thereunder has been granted by any of the Parties thereto except in each of clauses (A)-(C) where any such failure does not, individually or in the aggregate, constitute a Material Adverse Effect.

                  (u) ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in the Reports or SCHEDULE 3.01(u) or the other Schedules to this Agreement, the Company does not have any Liabilities other than (a) Liabilities reserved against or otherwise disclosed in the Balance Sheet or the footnotes thereto,
(b) other Liabilities which were incurred after June 30, 2002 in the ordinary course of business consistent (in amount and kind) with past practice (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, claim or lawsuit) and which, individually or in the aggregate, do not exceed $1,500,000 and (c) Liabilities incurred in connection with this Agreement, the Ancillary Agreements and any Other Transaction Document.

                  (v) DISCLOSURE. Neither this Agreement nor any other Ancillary Document, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

                  (w) HOLDING COMPANY ACT AND INVESTMENT COMPANY ACT. Neither the Company nor any of the Company Subsidiaries or, to the Company's knowledge, DonTech is: (i) a "public utility company" or a "holding company," or an "affiliate" or a "subsidiary company" of a "holding company," or an "affiliate" of such a "subsidiary company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or (ii) a "public utility," as defined in the Federal Power Act, as amended. None of the Company, any Company Subsidiary or, to the Company's knowledge, DonTech is an "investment company" as defined in the Investment Company Act of 1940, as amended or is controlled by or under control with an Affiliate of, an "investment company."

                  (x) SOLVENCY. The Company is not, and after giving effect to the issuance and sale of the Preferred Shares and the Warrants and the application of the proceeds therefrom will not be, insolvent within the meaning of Title 11 of the United States Code, the General Corporation Law of the State of Delaware, or the General Laws of the State of New York.

                  (y) D&O INSURANCE. The Company maintains director and officer liability insurance coverage in the aggregate amount of $100 million, which policy has no per individual deductible.

                  Section 3.02. REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS. Each Purchaser represents and warrants to, and agrees with, the Company as follows:

                  (a) ORGANIZATION. Such Purchaser is a limited partnership duly organized and validly existing under the laws of the state or country of its jurisdiction of formation. Such Purchaser has the power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party and perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Documents to which it is a party and the performance by such Purchaser of its covenants and agreements under this Agreement and the Ancillary Documents to which it is a party have been duly and validly authorized by the general partner of such Purchaser, and no further proceedings on the part of such Purchaser are necessary to authorize the execution, delivery and performance of this Agreement or the Ancillary Documents to which it is a party or the consummation of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Documents to which such Purchaser is a party have been duly executed and delivered by the Purchaser and constitute the valid and binding agreements of such Purchaser, enforceable against such Purchaser in accordance with their terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                  (b) AUTHORIZATION; NO CONFLICTS. Neither the execution and delivery of this Agreement or the Ancillary Documents to which such Purchaser is a party nor the consummation of the transactions contemplated by this Agreement or the Ancillary Documents to which such Purchaser is a party will (i) conflict with or result in any breach of any provision of the organization documents or by-laws of such Purchaser, (ii) except for the applicable requirements of the HSR Act, require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity, (iii) violate, conflict with or result in a default (or any event which, with notice or lapse of time or both, would constitute a default) or require any consent under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease or other contract, instrument or obligation to which such Purchaser is a party or by which such Purchaser or any of its assets may be bound, or (iv) violate any order, injunction, decree, statute, rule or regulation applicable to such Purchaser, excluding from the foregoing clauses (ii), (iii) and (iv) such requirements, violations, conflicts, defaults or rights that would not adversely affect the ability of such Purchaser to consummate the transactions contemplated by this Agreement.

                  (c) BROKERS AND FINDERS. Neither such Purchaser nor any of its officers, directors, employees or agents has utilized any broker, finder, placement agent or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated hereby or by the Ancillary Documents.

                  (d) Investment Representations.

                           (i) Such Purchaser is an "accredited investor" within
                  the meaning of Rule 501 of Regulation D promulgated under the Securities Act and was not organized for the specific purpose of acquiring the Preferred Shares or the Warrants;

                           (ii) such Purchaser has sufficient knowledge,
                  sophistication and experience in financial and business matters as are necessary to evaluate the risks and merits of an investment in the Company;

                           (iii) such Purchaser has had an opportunity to
                  discuss the Company's business, management and financial affairs with the Company's management;

                           (iv) the Preferred Shares and the Warrants being
                  acquired by such Purchaser are being acquired for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof; and

                           (v) such Purchaser understands that (A) none of the
                  Preferred Shares, the shares of Common Stock issuable upon conversion or redemption thereof, the Warrants or the shares of Common Stock issuable upon the exercise thereof have been registered under the Securities Act and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) the Preferred Shares, the shares of Common Stock issuable upon conversion or redemption thereof, the Warrants and the shares of Common Stock issuable upon the exercise thereof must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, (C) the Preferred Shares, the shares of Common Stock issuable upon conversion or redemption thereof, the Warrants and the shares of Common Stock issuable upon the exercise thereof will bear a legend to such effect, as applicable, and (D) the Company will make a notation on its transfer books to such effect.

                      ARTICLE IV. COVENANTS OF THE PARTIES

                  Section 4.01. TAKING OF NECESSARY ACTION. Each of the parties hereto shall use its reasonable best efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, the Company and each Purchaser will, and the Company shall cause each Company Subsidiary to, use its reasonable best efforts to make all filings (including, without limitation, under the HSR Act) and obtain all consents of Governmental Entities which may be necessary or, in the reasonable opinion of the Purchasers or the Company, as the case may be, advisable for the consummation of the transactions contemplated by this Agreement and the Ancillary Documents and with respect to the Company and the Company Subsidiaries, any Other Transaction Document and all third party consents and filings set forth in SCHEDULE 4.01.

                  Section 4.02. CONDUCT OF BUSINESS. (a) Except as otherwise required to perform its obligations under this Agreement or any agreement contemplated herein, as set forth in SCHEDULE 4.02, or as otherwise agreed to in writing by the Purchasers, from the date hereof to the

Closing Date, the Company shall, and shall cause each Company Subsidiary to (i) conduct its business only in the ordinary course and consistent with past practice; (ii) use its reasonable best efforts to preserve and maintain its assets and properties and its relationships with its customers, suppliers, clients, advertisers, distributors, agents, officers and employees and other Persons with which it has significant business dealings; (iii) use its reasonable best efforts to maintain all of the material assets it owns or uses in the ordinary course of business consistent with past practice; (iv) use its reasonable best efforts to preserve the goodwill and ongoing operations of its business; (v) maintain its books and records in the usual, regular and ordinary manner, on a basis consistent with past practice; (vi) perform and comply in all material respects with its Commitments; (vii) maintain insurance in full force and effect with respect to its business with responsible companies, comparable in amount, scope and coverage to that in effect on the date of this Agreement; and (viii) comply in all material respects with applicable laws.

                  (b) Except as expressly contemplated by this Agreement or as set forth on SCHEDULE 4.02, between the date hereof and the Closing Date, the Company shall not, and shall cause each Company Subsidiary not to, do any of the following without the prior written consent of the Purchasers:

                      (i) amend or in any way alter its Certificate of
                  Incorporation or By-laws;

                      (ii) engage in any other act, other than in the ordinary
                  course of business and consistent with past practice, that would constitute a Material Adverse Effect or in any way delay or impair consummation of the transactions contemplated by this Agreement, the Ancillary Documents or any Other Transaction Agreement;

                      (iii) change the number of shares of the authorized or
                  issued capital stock of the Company, issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of the Company or any Company Subsidiary, or any securities convertible into shares of such stock (except for grants of options to purchase Common Stock granted pursuant to employee benefit plans of the Company not to exceed the amount set forth in SCHEDULE 4.02 and, other than the issuance of equity securities in connection with the Senior Credit Facility, the Senior Subordinated Credit Facility and/or the Senior Subordinated Notes for which an adjustment is made pursuant to SECTION 2.04), split, combine or reclassify any shares of the capital stock of the Company, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Company, or redeem or otherwise acquire any shares of such capital stock, other than open market purchases of Common Stock not in excess of the lesser of $25 million or 25% of the Company's Net Income for the immediately preceding twelve months in any given twelve month period;

                      (iv) issue any equity securities other than the issuance
                  of equity securities in connection with the Senior Credit Facility or the Senior Subordinated Credit Facility for which an adjustment is made pursuant to SECTION 2.04.;

                      (v) enter into any transaction or incur any liability or
                  obligation, except in the ordinary course of business;

                      (vi) sell, transfer or otherwise dispose of any assets,
                  except in the ordinary course of business;

                      (vii) incur any Lien (other than a Permitted Lien) or
                  indebtedness other than (A) indebtedness to trade creditors incurred in the ordinary course of business or (B) pursuant to the Senior Credit Facility or the Senior Subordinated Credit Facility, or vary the terms of any existing Lien or indebtedness;

                      (viii) change its independent accountants, accounting
                  policies or procedures;

                      (ix) acquire any assets other than in the ordinary and
                  usual course of business;

                      (x) enter into an Employee Agreement with any Employee
                  (other than an agreement terminable at will without any financial penalty), vary the terms of any Company Plan in any material way or grant any material increase in the compensation (including employee benefits) of any Employee, except for increases or variances (A) in the ordinary course of business and consistent with past practice, (B) as a result of collective bargaining, or (C) as required by any employment or other agreement, policy or plan currently in effect;

                      (xi) do any other act which is reasonably likely to cause
                  any representation or warranty in this Agreement to be or become untrue in any material respect;

                      (xii) transfer, grant, amend or knowingly terminate any of its rights under any of the Company's Intellectual Property other than in the ordinary course of business consistent with past practices;

                      (xiii) enter into any transactions or agreements of any
                  kind with any of its Affiliates, other than with any Company Subsidiary or between any Company Subsidiaries, including the making of any loans, advances or investments to or in such entity, except for transactions or agreements on terms at least as favorable to the Company entering into such transactions or agreements as the terms which would be available with independent third parties at arm's length;

                      (xiv) make any change in the Company's or any Company
                  Subsidiary's Tax accounting methods, any new election with respect to Taxes or any modification or revocation of any existing election with respect to Taxes or settle or otherwise dispose of any Tax audit, dispute, or other Tax proceeding; or

                      (xv) agree to take any of the actions restricted by this
                  SECTION 4.02.

                  Section 4.03. FINANCIAL STATEMENTS AND OTHER REPORTS. Subject to SECTION 4.06, the Company covenants that, from and after the Closing Date, it will deliver to each Purchaser:

                  (a) as soon as practicable and in any event no later than the day that a Form 10-Q is required to be filed by the Company with the SEC following each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of operations, statements of stockholders' equity and cash flows of the Company for the period from the beginning of the then current fiscal year to the end of such quarterly period, and a consolidated balance sheet of the Company as of the end of such quarterly period setting forth in each case in comparative form figures for the corresponding period or date in the preceding fiscal year, together with a certificate from a senior officer of the Company to the effect that such financial statements have been prepared in accordance with GAAP consistently applied during the periods involved (subject to year-end adjustments) and that such financial statements fairly present the results of operations and changes in financial position, stockholders' equity, cash flows and financial position of the Company and the Company Subsidiaries as of and for the period then ended (such certificate, the "SENIOR OFFICER'S CERTIFICATE"); provided, however, that delivery pursuant to
SECTION 4.03(c) of a copy of the Company's periodic report on Form 10-Q or such period filed with the SEC shall be deemed to satisfy the requirements of this
SECTION 4.03(a);

                  (b) as soon as practicable and in any event no later than the day that a Form 10-K is required to be filed by the Company with the SEC following the end of each fiscal year, a consolidated balance sheet of the Company as of the end of such fiscal year and the related consolidated statements of operations, statements of stockholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the corresponding figures from the preceding fiscal year, together with the audit report of PricewaterhouseCoopers LLP or other independent public accountants of recognized standing selected by the Company; provided, however, that delivery pursuant to SECTION 4.03(c) below of a copy of the Annual Report on Form 10-K of the Company for such fiscal year filed with the SEC shall be deemed to satisfy the requirements of this SECTION 4.03(b); and

                  (c) promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as it shall send to its stockholders and copies of all such registration statements, other than registration statements relating to employee benefit or dividend reinvestment plans, and all such regular and periodic reports on Forms 10-K, 10-Q and 8-K (or similar or substitute forms) as it shall file with the SEC.

                  Section 4.04. RESTRICTED ACTIONS. Subject to SECTION 4.06, from and after the Closing Date, the Company shall not, and shall not permit any Company Subsidiary to, directly or indirectly, take any of the following actions without the prior written consent of at least a majority of the then-outstanding Preferred Shares or the affirmative vote in person or by proxy at a meeting called for that purpose of the holders of at least a majority of the Preferred Shares voting thereat:

                  (a) sell, lease, transfer or otherwise dispose of any asset or assets of the Company or Company Subsidiaries, including the capital stock of any Company Subsidiary, other than a disposition of all or substantially all of the Company's assets in a transaction governed by Section 271 of the Delaware General Corporation Law, unless (i) the aggregate net proceeds received in connection with all of such transactions in any given twelve-month period (whether paid in cash or property) does not exceed $115 million, or (ii) such transaction is between the Company or its wholly owned Company Subsidiary, on the one hand, and any other wholly owned Company Subsidiary, on the other hand;

                  (b) enter into or suffer to exist any contract, agreement, arrangement or transaction with any Affiliate (other than DonTech, any Company Subsidiary, and any company that is acquired pursuant to the Other Transaction Documents), officer, director or stockholder holding greater than 5% of the Company's outstanding Common Stock (an "AFFILIATE TRANSACTION"), unless such Affiliate Transaction (i) is determined by a majority of the Board of Directors to be fair and reasonable to the Company, and no less favorable to the Company than could have been obtained in an arm's length transaction with a third party, and (ii) is approved by a majority of the members of the Board of Directors that are disinterested in such transaction;

                  (c) materially alter its principal line of business as conducted on the Closing Date;

                  (d) incur, create, guarantee, become or be liable in any manner with respect to or permit to exist (other than pursuant to the Other Transaction Documents) any Indebtedness (as such term will be defined by the parties prior to the Closing Date) if the Leverage Ratio (as such term will be defined by the parties prior to the Closing Date), as at such time, is greater than 5.0 to 1.0; provided, however, that nothing in this SECTION 4.04(d) shall prohibit the Company from incurring up to $25 million of Indebtedness in any given twelve-month period;

                  (e) acquire (by merging or consolidating with, or by purchasing an equity interest in or a portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets in excess of $100 million in any given twelve-month period, other than inventory and other assets to be sold or used in the ordinary course of business;

                  (f) amend the Certificate of Incorporation of the Company to authorize the creation or issuance, or the increase in the authorized amount, of the Preferred Stock, any Parity Securities (as defined in the Certificate of Designations) or Senior Securities (as defined in the Certificate of Designations), or to authorize the creation or issuance of securities convertible into or exchangeable for, or options, warrants or other rights to acquire, the Preferred Stock, any Parity Securities or Senior Securities;

                  (g) reclassify any series of Junior Securities (as defined in the Certificate of Designations) as Senior Securities or Parity Securities;

                  (h) amend, repeal or change (whether by merger, consolidation or otherwise) any of the provisions of the Certificate of Incorporation or By-laws of the Company or the provisions of the Certificate of Designations or the Warrants in any manner that would alter or change the powers, preferences or rights of the shares of the Preferred Stock or the Warrants, as the case may be, so as to affect them adversely, or otherwise restrict the rights, preferences or privileges of the Preferred Stock or the Warrants;

                  (i) pay or declare any dividend or distribution on any shares of its capital stock (other than dividends on the Common Stock payable in additional shares of Common Stock) or apply any of its assets to the redemption, retirement, purchase or acquisition, directly or indirectly, through Company Subsidiaries or otherwise, of any shares of its capital stock (other than (A) redemptions, retirements, purchases or acquisitions of the Preferred Stock in accordance with the terms of the Certificate of Designations, and (B) (x) the repurchase of shares of Common Stock from employees or former employees of the Company who acquired such shares directly from the Company and which repurchases are approved by a majority of the board of directors and (y) open market purchases, which, in the case of both (x) and (y) taken together are not in excess of the lesser of $25 million or 25% of the Company's Net Income for the immediately preceding twelve months in any given twelve-month period);

                  (j) sell, offer for sale or solicit offers to buy any security (as defined in the Securities Act) that would be integrated with the sale of the Preferred Shares and the Warrants in a manner that would require the registration under the Securities Act of the sale of the Preferred Shares and the Warrants to the Purchasers or any Affiliate of the Purchasers;

                  (k) prior to the 18-month anniversary of the Closing Date, issue any equity securities (or securities exchangeable for or convertible into equity securities, or any options, warrants, rights to subscribe to, scrip calls, contracts, undertakings, arrangements or commitments to issue which may result in the issuance of equity securities of the Company) other than a Permitted Issuance (as defined in the Certificate of Designations);

                  (l) increase the number of directors comprising the board of directors to more than ten directors; or

                  (m) amend, modify or supplement any provision of the Rights Agreement in a manner that adversely affects the rights and benefits of any Purchaser under any such provision.

                  Section 4.05. REQUIRED ACTIONS. Subject to SECTION 4.06, from and after the Closing Date, the Company shall and, where applicable, shall cause each Company Subsidiary to:

                  (a) use its reasonable best efforts to maintain at all times a valid listing for the Common Stock on the NYSE or another national securities exchange;

                  (b) maintain and keep its properties in good repair, working order and condition, and from time to time make all necessary or desirable repairs, renewals and replacements;

                  (c) maintain or cause to be maintained with financially sound and reputable insurers that have a rating of "A" or better as established by Best's Rating Guide (or an equivalent rating with such other publication of a similar nature as shall be in current use), (i) public liability and property damage insurance with respect to their respective businesses and properties against loss or damage of the kinds and in amounts customarily carried or maintained by companies of established reputation engaged in similar businesses and (ii) directors' and officers' liability insurance providing at least the same coverage and amounts and containing terms and conditions which are not less advantageous in any material respect, in each case than the directors' and officers' liability insurance maintained by the Company as of the Closing Date;

                  (d) pay and discharge when due all Tax liabilities, assessments and governmental charges or levies imposed upon its properties or upon the income or profits therefrom (in each case before the same become delinquent and before penalties accrue thereon), unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP, consistently applied, are being maintained by the Company;

                  (e) at all times cause to be done all things necessary to maintain, preserve and renew all Permits required for the conduct of its respective business;

                  (f) comply with all applicable laws, rules and regulations of all Governmental Entities, the violation of which would constitute a Material Adverse Effect;

                  (g) maintain proper books of record and account which present fairly in all respects its financial condition and results of operations and make provisions on its financial statements for all such proper reserves as in each case are required in accordance with GAAP, consistently applied;

                  (h) reserve and keep available out of its authorized shares of Common Stock, solely for the purposes of issuance upon conversion of the Preferred Shares and exercise of the Warrants, such number of shares of Common Stock as are issuable upon the conversion of all outstanding Preferred Shares and exercise of all Warrants as such number may change from time to time; and

                  (i) use its reasonable best efforts to at all times file all reports (including annual reports, quarterly reports and the information, documentation and other reports) required to be filed by the Company under the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, and the Company shall use its reasonable best efforts to file each of such reports on a timely basis, all to the extent required to enable such holders to sell securities pursuant to Rule 144 promulgated under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the SEC and to enable the Company to register securities with the SEC on Form S-3 or any similar short-form registration statement.

                  Section 4.06. TERMINATION OF OBLIGATIONS. The obligations of the Company set forth in SECTION 4.03, SECTION 4.04 and SECTION 4.05 (other than the obligations set forth in SECTION 4.04(h) and SECTION 4.05(h)) shall terminate and no longer be of any effect from and after such time as the Purchasers no longer have the right pursuant to the Certificate of Designations to elect a Director of the Company.

                  Section 4.07. INSPECTION OF PROPERTY. Until the Closing Date or the earlier termination of this Agreement, the Company will permit representatives of the Purchasers to visit and inspect any of the properties of the Company or any of the Company Subsidiaries, to examine the corporate books, records, agreements and files of the Company and make copies or extracts therefrom and to request information at reasonable times and intervals concerning the general status of the Company's financial condition and operations, all upon reasonable notice and at such reasonable times and as often as such Purchaser may reasonably request. The Purchasers will, and will instruct each of their respective Affiliates, associates, partners, employees, agents and advisors to, hold in confidence all such information as is confidential or proprietary, will use such information only in connection with the purchase of the Preferred Shares and the Warrants in accordance with this Agreement and, if this Agreement is terminated in accordance with its terms, will deliver promptly to the Company all copies of such information (and any copies, compilations or extracts thereof or based thereon) then in their possession or under their control.

                  Section 4.08. LOST, STOLEN, DESTROYED OR MUTILATED SECURITIES. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate for any security of the Company and, in the case of loss, theft or destruction, upon delivery of an undertaking by the holder thereof to indemnify the Company (and, if requested by the Company, the delivery of an indemnity bond sufficient in the judgment of the Company to protect the Company from any loss it may suffer if a certificate is replaced), or, in the case of mutilation, upon surrender and cancellation thereof, the Company will issue a new certificate for an equivalent number of shares or warrants.

                  Section 4.09. LISTING. The Company shall promptly secure the listing of all of the Registrable Shares (as defined in the Registration Rights Agreement), other than any shares of the Preferred Stock and the Warrants, upon each national securities exchange and automated quotation system (as applicable, the "PRINCIPAL MARKET"), if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all Registrable Shares from time to time issuable under the terms of the Certificate of Designations. The Company shall pay all fees and expenses in connection with satisfying its obligations under this SECTION 4.09.

                  Section 4.10. RESTRICTIONS ON SALE OR TRANSFER; LEGEND. No Purchaser will, directly or indirectly, offer, sell, transfer, assign, pledge, hypothecate or otherwise dispose of the beneficial ownership of (any such act, a "TRANSFER") any Preferred Shares or Warrants prior to the first anniversary of the Closing Date, except for, and subject in each case to compliance with all applicable requirements of law and the receipt of any necessary governmental approvals, (i) a Transfer by any Purchaser to an Affiliate of such Purchaser or a Designated Transferee, provided that prior to such Transfer each such transferee consents in writing with the Company to be bound by the restrictions on transfer set forth in this SECTION 4.10 and assumes all other rights and obligations of the Purchasers under this Agreement and the Registration Rights Agreement; (ii) a Transfer to the Company or to a wholly owned direct or indirect subsidiary of the Company; (iii) a Transfer pursuant to a merger or consolidation in which the Company is a constituent corporation; (iv) a Transfer pursuant to a bona fide third party tender offer or exchange offer; (v) redemptions and conversions of the Preferred Shares in accordance with the terms of the Certificate of Designations; and (vi) exercise of the Warrants in accordance with their terms. From and after the first anniversary of the Closing Date none of the foregoing restrictions on

Transfer shall apply, so long as such Transfer is made in compliance with all applicable requirements of law and any necessary governmental approvals have been obtained.

                  (b) The Purchasers acknowledge and agree that as of the date hereof none of the Preferred Shares, the shares of Common Stock issuable upon conversion thereof, the Warrants or the shares of Common Stock issuable upon the exercise thereof have been nor will be registered under the Securities Act or the securities laws of any state and that they may be sold or otherwise disposed of only in one or more transactions registered under the Securities Act and, where applicable, such laws or as to which an exemption from the registration requirements of the Securities Act and, where applicable, such laws, is available. The Purchasers acknowledge that, except as provided in the Registration Rights Agreement, the Purchasers have no right to require the Company to register the Preferred Shares, the shares of Common Stock issuable upon conversion thereof, the Warrants or the shares of Common Stock issuable upon exercise thereof. The Purchasers further acknowledge and agree that each certificate for the Preferred Shares and the Warrants shall bear the following legend:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE SUCH A REGISTRATION IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS. THIS CERTIFICATE IS ISSUED PURSUANT TO AND SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS OF A PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT DATED AS OF SEPTEMBER 21, 2002 BETWEEN THE COMPANY AND THE PURCHASERS REFERRED TO THEREIN, A COPY OF WHICH IS ON FILE WITH THE COMPANY. EXCEPT AS PROVIDED IN SUCH PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE NOT TRANSFERABLE AND ANY PURPORTED TRANSFER IN VIOLATION OF THE PROVISIONS OF SUCH PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT SHALL BE VOID AND OF NO FORCE AND EFFECT.

                  (c) Any holder of the Preferred Shares or the Warrants may request the Company to remove the legend described herein from the certificates evidencing such Preferred Shares or Warrants by submitting to the Company such certificates, together with an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act or this Agreement.

                  Section 4.11. NOTICE OF BREACH. From the date hereof through the Closing Date, as promptly as practicable, and in any event not later than five business days after the Company becomes aware thereof, the Company shall provide the Purchasers with written notice of (a) any representation or warranty of the Company contained in this Agreement, the Ancillary Documents or any Other Transaction Document being untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, or (b) any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by the Company under this Agreement, the Ancillary Documents or any Other Transaction Document; provided, however, that the delivery of any notice pursuant to this SECTION 4.11 shall not limit or otherwise affect the remedies available to the Purchasers, or modify in any way any disclosure made in this Agreement, the Ancillary Documents or any Other Transaction Document or the schedules hereto or thereto as of the date hereof.

                  Section 4.12. NON-DISCLOSURE; INTERIM PUBLIC FILINGS. Subject to SECTION 8.05, the Company shall deliver to the Purchasers complete and correct copies of all press releases and public filings made between the date hereof and the Closing Date. The Company shall not disclose the name or identity of any of the Purchasers as a Purchaser without the prior written consent of such Purchaser, except in connection with the Company's filing of a Form 8-K under the Exchange Act, as a result of this Agreement, the Ancillary Documents or any Other Transaction Document or the transactions contemplated hereby and thereby, or other similarly required Exchange Act reports or is required by applicable law or the rules or regulations of any exchange on which securities of the Company are listed or traded, in which case prior to making such disclosure the Company shall give written notice to such Purchaser, describing in reasonable detail the proposed content of such disclosure, shall permit such Purchaser to review and comment upon the form and substance of such disclosure and shall take such comments into account (but shall not be required to accept such comments) in making such disclosure.

                  Section 4.13. GOVERNANCE RIGHTS. (a) (i) The Purchasers shall be entitled to elect directors as set forth in the Certificate of Designations.
(ii) In addition, if the Purchasers convert Preferred Stock following delivery by the Company of a notice of redemption in accordance with the provisions of
Section 5(a) of the Certificate of Designations, such conversion shall not affect their rights to designate directors and in such case, the Purchasers shall continue to be entitled to designate directors as and to the extent they would have had such rights had the Purchasers not converted any Preferred Stock beneficially owned by them, namely that at such time, (x) as the outstanding shares of Common Stock then owned by the Purchasers, their respective Affiliates or any Designated Transferees constitutes less than 50% of the number of shares of Common Stock beneficially owned by them immediately after the Closing Date (as such number may be adjusted for stock dividends, stock splits, combinations and recapitalizations and other similar events), the number of directors the Purchasers are then entitled to designate and elect under this SECTION 4.13(a)(ii) shall be reduced by one; and (y) as the outstanding shares of Common Stock then owned by the Purchasers, their respective Affiliates or any Designated Transferees constitutes less than 15% of the number of shares of Common Stock beneficially owned by them immediately after the Closing Date (as such number may be adjusted for stock dividends, stock splits, combinations and recapitalizations and other similar events), the Purchasers shall not be entitled to designate or elect any directors under this SECTION 4.13(a)(ii). No conversion of Preferred Stock shall result in any Purchaser Designee being required to resign or be removed from the board of directors prior to the expiration of his then applicable term. To the extent Purchaser Designees are to be members of any class of directors, the identity of such class shall be as reasonably requested by the Purchasers. (iii) For so long as GSCP 2000 and its Affiliates collectively beneficially own a number of shares of Common Stock (which beneficial ownership shall assume immediate convertibility of all shares of Preferred Stock then owned) that is not less than 7.5% of the number of shares of Common Stock beneficially owned (which beneficial ownership shall assume immediate convertibility of all shares of Preferred Stock then owned) by them immediately after the Closing (as such number may be adjusted for stock dividends, stock splits, combinations and recapitalizations and other similar events), GSCP 2000 shall have the right to designate, at all times and from time to time, one non-voting observer to the board of directors.

                  (b) At any time the Purchasers shall be entitled to designate a Purchaser Designee (or a replacement therefor), the Company shall exercise all authority under applicable law to cause any slate of directors presented to stockholders for election of directors to the board of directors to contain such Purchaser Designee(s) and use its reasonable best efforts to have such Purchaser Designee(s) elected to the board of directors.

                  (c) Prior to the Closing, each of the Company and the board of directors shall take such action as may be necessary (including seeking any necessary vote or approval of any stockholder of the Company, taking any action necessary to expand the size of the board of directors, or causing any existing director to resign in order to make room for the Purchaser Designees) to cause the Purchaser Designees to be elected to the board of directors.

                  (d) Purchasers and the Company agree that one Purchaser Designee shall have the right, subject to compliance with applicable NYSE and SEC rules and regulations, to sit on each Committee of the board of directors.

                  (e) If requested by a majority of the Purchasers, the Company will use its best efforts (in accordance with the certificate of incorporation and by-laws of the Company and the DGCL) to cause the removal of any Purchaser Designee (in accordance with the certificate of incorporation and by-laws of the Company and the DGCL). If any vacancy among the Purchaser Designees caused by removal or by the death, retirement or resignation of any Purchaser Designee exists, the Purchasers shall have the right to designate a replacement director for such Purchaser Designee and the Company shall exercise all authority under applicable law to cause such replacement director to be duly elected as a director of the Company. In the event that the term of any director who at such time is a Purchaser Designee is to expire, then in connection with any meeting of the Company's stockholders at which a successor to such director is to be elected, the Company shall nominate a Purchaser Designee designated by the Purchasers and shall recommend that stockholders vote in favor of such individual's election to the board of directors in any proxy statement, information statement or other communication to stockholders issued or disseminated by the Company. In the event of any vacancy among the Purchaser Designees, the board of directors shall not take any action not approved by the remaining Purchaser Designee (or by the Purchasers if there be no remaining Purchaser Designee) during the period from the time the Purchasers inform the Company of a designee to fill any such vacancy to the time such designee is duly appointed or elected to the board of directors. Whenever the number of directors that the Purchasers have the right to designate is reduced in accordance with the Certificate of Designations, the Purchaser will cause the appropriate number of Purchaser Designee(s) to promptly tender their resignation(s) from the board of directors.

                  (f) At any time GSCP 2000 shall be entitled to designate a non-voting observer to the board of directors, the Company shall permit any such non-voting observer to attend each meeting of the board of directors of the Company and each meeting of any committee thereof and to participate in all discussions during each such meeting; provided, however, that the

Company reserves the right to exclude such non-voting observers from access to any material or meeting or portion thereof if the Company believes that such exclusion is reasonably necessary to preserve the attorney-client privilege or to protect confidential proprietary information. The Company shall send to the non-voting observers the notice of the time and place of such meeting in the same manner and at the same time as it shall send such notice to its directors or committee members, as the case may be. The Company shall also provide to the non-voting observers copies of all notices, reports, minutes and consents at the time and in the manner as they are provided to the board of directors or committee, except for information reasonably designated as proprietary information reasonably designated as proprietary information by the board of directors. At any time GSCP 2000 shall be entitled to designate a non-voting member to the board of directors, GSCP 2000 shall also be entitled to consult with and advise management of the Company on significant business issues, including management's proposed annual operating plans, and management will meet with representatives of GSCP 2000 at the Company's facilities at mutually agreeable times for such consultation and advice, including to review progress in achieving said plans. Upon notice given by GSCP 2000 to the Company, the Company shall commence to give GSCP 2000 reasonable advance written notice of any significant new initiatives or material changes to existing operating plans and shall afford GSCP 2000 adequate time to meet with management to consult on such initiatives or changes prior to implementation.

                  (g) Notwithstanding SECTION 4.13(f), for so long as any Purchaser holds any Preferred Shares, the Company shall provide to the Purchasers copies of all notices, reports, minutes and consents at the time and in the manner as they are provided to the board of directors or committee, except for information reasonably designated as proprietary information by the board of directors.

                  (h) The rights set forth in this SECTION 4.13 are intended to satisfy the requirement of contractual management rights for purposes of qualifying GSCP 2000's interests in the Company as venture capital investments for purposes of the Department of Labor's "plan assets" regulations, and in the event such rights are not satisfactory for such purposes, GSCP 2000, the Company and the Purchasers shall reasonably cooperate in good faith to agree upon mutually satisfactory management rights which satisfy such regulations.

                  Section 4.14. OTHER TRANSACTION DOCUMENTS. The Company shall keep Purchasers fully informed of, provide Purchasers will copies of all drafts of, and discuss with the Purchasers on a timely basis, each of the Other Transaction Documents and shall not, without the prior written consent of each Purchaser, (i) execute any of the Other Transaction Documents to be executed after the date hereof or (ii) amend, waive, supplement or modify any provisions of any of the Other Transaction Documents executed on or prior to the date hereof.

                  Section 4.15. TRANSFER TAXES. The Company shall be responsible for any Liability with respect to any transfer, stamp or similar non-income Taxes that may be payable in connection with the execution, delivery and performance of this Agreement including, without limitation, any such Taxes with respect to the issuance of the Preferred Shares or shares of Common Stock issuable upon conversion thereof.

                  Section 4.16. DIVIDENDS. The Company agrees that, after the tenth anniversary of the Closing Date, it shall pay cash dividends on the Preferred Stock on a current basis so long as it is not precluded from doing so under law. In furtherance thereof, the Company shall refrain from entering into any agreements which would preclude such payments, seek a waiver under any agreements which would prevent such payments at any time and take whatever actions are necessary, including revaluing assets, to create surplus for the purpose of paying such dividends.

                  Section 4.17. CERTAIN INFORMATION RIGHTS. Between the date hereof and the Closing Date, the Company shall inform the Purchasers promptly of any inquiries, discussions, offers or proposals for, or negotiations looking toward, any purchase or other acquisition of any of the capital stock of or equity interests in (whether newly issued or currently outstanding) the Company or any of the Company Subsidiaries; and the Company shall provide promptly to the Purchasers copies of any written documents prepared by or received by the Company or its advisors in connection therewith.

                             ARTICLE V. CONDITIONS

                  Section 5.01. CONDITIONS OF PURCHASE. The obligations of each Purchaser to purchase the Preferred Shares and the Warrants at the Closing are subject to satisfaction or waiver of each of the following conditions on or prior to the Closing Date:

                  (a) REPRESENTATIONS AND WARRANTIES; COVENANTS. The representations and warranties of the Company contained in this Agreement and the Ancillary Documents shall be true and correct in all material respects (disregarding for these purposes any materiality, Material Adverse Effect or corollary qualifications contained therein) on and as of the date of this Agreement or the date of such Ancillary Documents, as the case may be, and on and as of the Closing Date with the same effect as though made on and as of such date, and the Company shall have performed all obligations and complied with all agreements, undertakings, covenants and conditions required hereunder and thereunder to be performed by it at or prior to the Closing.

                  (b) NO INJUNCTION. There shall not be in effect any statute, rule, order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby.

                  (c) REGULATORY APPROVALS. All permits, consents, authorizations, orders and approvals of, and filings and registrations required under any federal or state law, rule or regulation for or in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation by the parties hereto of the transactions contemplated on such parties' part hereby and thereby shall have been obtained or made and all statutory waiting periods thereunder in respect thereof shall have expired, including without limitation, any waiting periods under the HSR Act.

                  (d) COMPANY CERTIFICATE. The Company shall have delivered to the Purchasers a certificate, dated the Closing Date, signed by its chief executive officer and its chief financial officer, in form and substance reasonably satisfactory to the Purchasers to the effect that the conditions set forth in this SECTION 5.01 have been satisfied (the "COMPANY CERTIFICATE").

                  (e) REGISTRATION RIGHTS AGREEMENT. The Registration Rights Agreement shall have been executed and delivered by the parties thereto and shall be in full force and effect.

                  (f) CERTIFICATE OF DESIGNATIONS. The Certificate of Designations shall have been duly filed with the Secretary of State of Delaware and shall have become effective and shall be in full force and effect.

                  (g) CERTAIN TRANSACTION DOCUMENTS. (A) the Other Transaction Documents executed prior to or simultaneously with this Agreement shall not have been amended, modified, supplemented, or provisions thereof waived, in violation of SECTION 4.14, (b) the Other Transaction Documents a form of which is attached to an Other Transaction Document executed prior to or simultaneously with this Agreement shall, at the time of execution thereof, be in all material respects in the form as so attached (and the documentation pursuant to which the Special Purpose Vehicle Term Sheet (as defined in the Sprint Purchase Agreement) shall give effect in all material respects to the terms set forth in such Term Sheet and be otherwise reasonably satisfactory to the Purchasers), and (C) the Purchasers shall be satisfied in their sole discretion with the form and substance of any other of the Other Transaction Documents to be prepared after the execution of this Agreement.

                  (h) OTHER TRANSACTIONS. The transactions contemplated by the Other Transaction Documents that by their terms are to be completed prior to or concurrently with the Closing (which shall include, without limitation, the Sprint Transaction) shall have been completed immediately prior to or concurrently with the Closing in accordance with the terms and provisions of the applicable Other Transaction Document.

                  (i) LEGAL OPINION. The Purchasers shall have received, dated the Closing Date and addressed to each Purchaser, an opinion of Jones, Day, Reavis & Pogue, counsel to the Company, substantially in the form attached hereto as EXHIBIT E.

                  (j) SIMULTANEOUS CLOSING BY OTHER PURCHASERS. Each other Purchaser shall concurrently purchase and pay for the Preferred Shares and the Warrants set forth opposite its name in SCHEDULE A.

                  (k) DIRECTORS. The Purchaser Designees shall have been elected to the Board of Directors of the Company, effective as of the Closing and the Board of Directors of the Company shall consist of no more than ten directors.

                  (l) MATERIAL ADVERSE CHANGE. There shall not have occurred since December 31, 2001 any event or occurrence which has resulted in or could reasonably be expected to result in any material adverse change in the business, assets, operations, properties, condition (financial or otherwise), prospects, contingent liabilities or material agreements of the Company and the business acquired pursuant to the Sprint Transaction, taken as a whole.

                  (m) NYSE APPROVAL. The NYSE shall (1) not have withdrawn its advice that stockholder approval of the issuance of Common Stock upon conversion of the Preferred Shares and exercise of the Warrants is not required under Rule 312 of the NYSE Listed Company Manual and (2) have confirmed that the terms of the Preferred Stock, as set forth in the Certificate of Designations and this Agreement, comply with the NYSE's Voting Rights Policy as set forth in Rule 313 of the NYSE Listed Company Manual, which advice shall not have been withdrawn.

                  (n) DEBT FINANCING. The Company shall have received proceeds from the financing contemplated by the Commitment Letter on the terms and subject to the conditions thereof.

                  Section 5.02. CONDITIONS OF SALE. The obligation of the Company to sell the Preferred Shares and the Warrants at the Closing is subject to satisfaction or waiver of each of the following conditions precedent:

                  (a) REPRESENTATIONS AND WARRANTIES; COVENANTS The representations and warranties of the Purchasers contained in this Agreement shall be true and correct in all material respects (disregarding for these purposes any materiality, Material Adverse Effect or corollary qualifications contained therein) on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made on and as of such dates, and the Purchasers shall have performed all obligations and complied with all agreements, undertakings, covenants and conditions required hereunder to be performed at or prior to the Closing.

                  (b) NO INJUNCTION. There shall not be in effect any statute, rule, order, decree or injunction of a court or agency of competent jurisdiction with enjoins or prohibits consummation of the transactions contemplated hereby.

                  (c) REGULATORY CONSENTS. (i) All permits, consents, authorizations, orders and approvals of, and filings and registrations required under federal or state law, rule or regulation for or in connection with the execution and delivery of this Agreement and the Ancillary Documents to which such Purchaser is a party and the consummation by the parties hereto of the transactions contemplated on such parties' part hereby and thereby shall have been obtained or made and all statutory waiting periods thereunder in respect thereof shall have expired.

                  (d) PURCHASER'S CERTIFICATE. Each Purchaser shall have delivered to the Company a certificate, dated the Closing Date, in form and substance reasonably satisfactory to the Company to the effect that the condition set forth in SECTION 5.02(a) have been satisfied (the "PURCHASER'S CERTIFICATE").

                  (e) NYSE APPROVAL. The NYSE shall (1) not have withdrawn its advice that stockholder approval of the issuance of Common Stock upon conversion of the Preferred Shares and exercise of the Warrants is not required under Rule 312 of the NYSE Listed Company Manual and (2) have confirmed that the terms of the Preferred Stock, as set forth in the Certificate of Designations and this Agreement, comply with the NYSE's Voting Rights Policy as set forth in Rule 313 of the NYSE Listed Company Manual, which advice shall not have been withdrawn.

                  (f) DEBT FINANCING. The Company shall have received proceeds from the financing contemplated by the Commitment Letter on the terms and subject to the conditions thereof.

                  (g) OTHER TRANSACTIONS. The transactions contemplated by the Other Transaction Documents that by their terms are to be completed prior to or concurrently with the Closing (which shall include, without limitation, the Sprint Transaction) shall have been completed immediately prior to or concurrently with the Closing in accordance with the terms and provisions thereof.

                  (h) PURCHASE PRICE. The Purchasers shall have delivered immediately prior to or concurrently with the Closing in immediately available funds, by wire transfer to such account as the Company shall have specified, an amount equal to the purchase price to have been paid pursuant to SECTION 2.01.

                            ARTICLE VI. TERMINATION

                  Section 6.01. TERMINATION. This Agreement may be terminated on or any time prior to the Closing:

                  (a) by the mutual written consent of each of the Purchasers and the Company; or

                  (b) by either the Company or the Purchasers if the Sprint Purchase Agreement shall have been terminated pursuant to its terms; or

                  (c) by the Purchasers if the Closing shall not have occurred prior to January 31, 2003, unless the failure of such occurrence shall be due to the failure of the Purchasers to perform or observe any agreement set forth herein required to be performed or observed by the Purchasers on or before the Closing; or

                  (d) by the Company or the Purchasers if a Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

                  (e) by the Purchasers or the Company, (i) if any representation or warranty of the other party set forth in this Agreement or in any other Ancillary Document shall be untrue in any material respect when made, or (ii) upon a breach in any material respect of any covenant or agreement on the part of the other set forth in this Agreement or in any other Ancillary Document (either (i) or (ii) above being a "TERMINATING BREACH"); provided, that, each Terminating Breach would cause the conditions to the non-terminating party's obligations not to be satisfied and such Terminating Breach is not cured within 20 days after written notice from the non-breaching party.

                  Section 6.02. EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in SECTION 6.01, all obligations and agreements of the parties set forth in this Agreement shall forthwith become void except for the obligations set forth in SECTION 8.05 and SECTION 8.06 (which shall remain in full force and effect) and there shall be no liability or obligation on the part of the parties hereto except as otherwise provided in this Agreement. Notwithstanding the foregoing, the termination of this Agreement under SECTION 6.01(c) shall not relieve either party of any liability for breach of this Agreement prior to the date of termination.

                    ARTICLE VII. SURVIVAL; CERTAIN REMEDIES

                  Section 7.01. SURVIVAL. The representations and warranties of the parties contained in this Agreement shall expire on the second anniversary of the Closing, except that the representations and warranties set forth in SECTIONS 3.01(a) and 3.01(d), shall survive indefinitely and the representations and warranties set forth in SECTIONS 3.01(i)(iii) and 3.01(p) shall survive until thirty days following the expiration of the applicable statute of limitations. After the expiration of such periods, any claim by a party hereto based upon any such representation or warranty shall be of no further force and effect unless a party has asserted a claim in accordance with this ARTICLE VII for breach of any such representation or warranty prior to the expiration of such period, in which event any representation or warranty to which such claim relates shall survive with respect to such claim until such claim is resolved as provided in this ARTICLE VII. The covenants and agreements of the parties contained in this Agreement shall survive the Closing in accordance with their terms without limitation as to time, unless a specified period is set forth in this Agreement, in which event such specified period will control.

                  Section 7.02. INDEMNIFICATION BY THE PURCHASERS. Each Purchaser, severally and not jointly, shall, from and after the Closing Date, indemnify the Company and its Affiliates and agents, and the officers, directors, employees, successors, transferees and assigns of each of them (each, a "COMPANY INDEMNIFIED PARTY") against and hold them harmless from and against all Losses incurred by any of them based upon, resulting from or arising out of
(i) the breach of any representation or warranty of such Purchaser contained in this Agreement or (ii) the breach of or failure to perform any covenant or agreement of such Purchaser contained in this Agreement.

                  Section 7.03. INDEMNIFICATION BY THE COMPANY. The Company shall, from and after the Closing Date, indemnify each of the Purchasers and each of their respective Affiliates and agents and the officers, directors, employees, members, successors, transferees and assigns of each of them (each, an "PURCHASER INDEMNIFIED PARTY") against and hold them harmless from and against all Losses incurred by any of them based upon, resulting from or arising out of (i) the breach of any representation or warranty of the Company contained in this Agreement, (ii) the breach of or failure to perform any covenant or agreement of the Company contained in this Agreement or (iii) the Litigation entitled DonTech vs. Adoption World v. Ameritech Corporation (Case Number 98 L 13197).

                  Section 7.04. CERTAIN QUALIFICATIONS. The Material Adverse Effect and other materiality (or correlative meaning) qualifications included in the representations, warranties, covenants and agreements contained herein shall have no effect on any provisions in this ARTICLE VII concerning the indemnities of the Company or the Purchasers with respect to such representations, warranties, covenants and agreements, each of which representations, warranties, covenants and agreements shall be read as though there were no Material Adverse Effect or other materiality qualification for purposes of such indemnities. All knowledge qualifications included in the representations, warranties, covenants and agreements contained herein with respect to DonTech or its business, operations, assets, financial condition, liabilities or agreements shall have no effect on any provisions of this Article VII concerning the indemnities of the Company with respect to such representations, warranties, covenants and agreements, each of which shall be read as though there were no such knowledge qualifications for purposes of such indemnities.

                  Section 7.05. Indemnification Procedures.

                  (a) An Purchaser Indemnified Party or a Company Indemnified Party, as the case may be (for purposes of this SECTION 7.05, an "INDEMNIFIED PARTY"), shall give the indemnifying party under SECTION 7.02 or 7.03, as applicable (for purposes of this SECTION 7.05, an "INDEMNIFYING PARTY"), prompt written notice (the "INDEMNIFICATION CLAIM NOTICE") of any third party claim for which it will seek indemnification hereunder; provided that failure of the Indemnified Party to give the Indemnifying Party prompt written notice as provided herein shall not relieve the Indemnifying Party of any of its obligations hereunder except to the extent that the Indemnifying Party is prejudiced thereby. The Indemnifying Party shall have the right to assume, through counsel of its own choosing, which counsel shall be reasonably satisfactory to the Indemnified Party, the defense of any third party claim which is the subject of indemnification hereunder at its own expense. If the Indemnifying Party elects to assume the defense of any such claim, the Indemnified Party may participate with its own counsel in such defense, but in such case the fees and expenses of counsel to the Indemnified Party shall be paid by the Indemnified Party. The Indemnified Party shall, upon reasonable notice, provide the Indemnifying Party with access to its records and personnel relating to any such claim during normal business hours and shall otherwise cooperate with the Indemnifying Party in the defense or settlement thereof, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith. If the Indemnifying Party elects to direct the defense of any such claim, the Indemnified Party shall not pay, or permit to be paid, any part of such claim unless the Indemnifying Party consents in writing to such payment (which consent shall not be unreasonably withheld) or unless the Indemnifying Party withdraws from or fails to maintain the defense of such claim or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for indemnification; PROVIDED that, if the third party claimant is prepared to settle its claim by payment to it of a specified amount and, notwithstanding the request of the Indemnified Party for consent to the proposed settlement, the Indemnifying Party does not consent thereto, then the Indemnifying Party shall indemnify the Indemnified Party separately for the difference, if any, between the specified amount of the proposed settlement and the amount which is finally adjudicated to be the amount of the Liability to the third party. No settlement in respect of any third-party claim may be effected by the Indemnifying Party without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld). If the Indemnifying Party shall fail to undertake any such defense (or shall fail upon request to advise the Indemnified Party in writing that it will undertake such defense) within 30 days of receipt of the Indemnification Claim Notice, or subsequently withdraws from or fails to maintain the defense of such claim, the Indemnified Party shall have the right to undertake the defense or settlement thereof at the Indemnifying Party's expense. If the Indemnified Party assumes the defense of any such claim pursuant to the previous sentence it may conduct such defense (including entering into any settlement) as it reasonably deems appropriate.

                  (b) Notwithstanding the foregoing, with respect to any claim that the Indemnifying Party is defending, the Indemnified Party shall have the right to retain separate counsel to represent it and the Indemnifying Party shall pay the fees and expenses of such separate counsel if there are conflicts that make it reasonably necessary for separate counsel to represent the Indemnified Party and the Indemnifying Party.

                  (c) In the event that an Indemnified Party asserts the existence of a claim with respect to Losses (but excluding claims resulting from the assertion of Liability by third parties), it shall give written notice to the Indemnifying Party. Such written notice shall state that it is being given pursuant to this SECTION 7.05(c), specify the nature and amount of the claim asserted, and indicate the date on which such assertion shall be deemed accepted and the amount of the claim deemed a valid claim (such date to be established in accordance with the next sentence). If the Indemnifying Party, within 30 days after the mailing of notice by such Indemnified Party, shall not give written notice to such Indemnified Party announcing its intent to contest such assertion of such Indemnified Party, such assertion shall be deemed accepted and the amount of claim shall be deemed a valid claim. In the event, however, that the Indemnifying Party contests the assertion of a claim by giving such written notice to such Indemnified Party within said period, then the parties shall act in good faith to reach agreement regarding such claim. In the event that litigation shall arise with respect to any such claim, the prevailing party shall be entitled to reimbursement of costs and expenses incurred in connection with such litigation including attorney fees, if the parties hereto, acting in good faith, cannot reach agreement with respect to such claim within ten days after such notice.

                  (d) The parties agree to treat any indemnification payments made by the Company pursuant to this Agreement for Tax purposes as adjustments to the purchase price of the Preferred Shares.

                  Section 7.06. LIABILITY LIMITS. (a) Notwithstanding anything to the contrary set forth in this Agreement, except for fraud, the Purchaser Indemnified Parties shall not make a claim against the Company for indemnification under SECTION 7.03(i) (not including indemnification for breaches of the representations and warranties made by the Company in SECTION 3.01(i)(iii)) for Purchaser Losses unless and until the aggregate amount of Purchaser Losses under SECTION 7.03(i) (not including indemnification for breaches of the representations and warranties made by the Company in SECTION 3.01(i)(iii)) exceeds $1,000,000 and then the Purchaser Indemnified Parties shall be entitled to indemnification from first dollar. Further, the Company's indemnification obligations pursuant to SECTION 7.03(i) shall not exceed in the aggregate $100,000,000.

                  (b) Notwithstanding anything to the contrary set forth in this Agreement, except for fraud, the Company Indemnified Parties shall not make a claim against the Purchasers for indemnification under SECTION 7.02(i) for Company Losses unless and until the aggregate amount of Company Losses under
SECTION 7.02(i) exceeds $1,000,000 and then the Company Indemnified Parties shall be entitled to indemnification from first dollar. Further, the Purchasers' indemnification obligations pursuant to SECTION 7.02(i) shall not exceed in the aggregate $100,000,000.

                  Section 7.07. DUPLICATION. Any Liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such Liability constituting a breach of more than one representation, warranty, covenant or agreement; provided, however, that subject to there being no duplication of recovery, the Indemnified Party shall be entitled to recover to the maximum extent provided in this Agreement (by way of example, if any Indemnified Party's entitlement to indemnification is both by reason for a breach of a representation and warranty to which the two year survival period of SECTION 7.01 applies and by reason of a breach of a representation and warranty to which such survival period does not apply, the Indemnified Party shall be entitled to indemnification without regard to such two year survival period). The amount of any Loss for which indemnification is provided under this ARTICLE VII shall be calculated (i) net of any amounts actually recovered by the Indemnified Party
(A) under insurance policies with respect to such Loss and (B) any amounts actually recovered from third parties pursuant to indemnification or otherwise with respect to such Loss, and (ii) net of any tax benefits obtained or reasonably expected to be obtained by the Indemnified Party or its affiliates with respect to such Loss.

                  Section 7.08. EXCLUSIVE REMEDIES. Except for fraud, the provisions of this ARTICLE VII set forth the exclusive rights and remedies of the Purchasers and the Company to seek or obtain damages from any party after the Closing Date with respect to breaches of representations, warranties or covenants under this Agreement (other than any remedy or relief arising from the failure of any party to perform its obligations under the Ancillary Documents); PROVIDED, HOWEVER, that nothing herein shall limit any remedy in equity.

                          ARTICLE VIII. MISCELLANEOUS

                  Section 8.01. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered personally, by facsimile or sent by overnight courier as follows:

                           If to the Purchasers, to:

                           GS Capital Partners 2000, L.P.
                           GS Capital Partners 2000 Offshore, L.P.
                           GS Capital Partners 2000 GmbH & Co. Beteiligungs KG GS Capital Partners 2000 Employee Fund, L.P. Goldman Sachs Direct Investment Fund 2000, L.P.
                           c/o Goldman, Sachs & Co.
                           85 Broad Street
                           New York, New York  10004
                           Phone: (212) 902-1000
                           Fax:   (212) 357-5505
                           Attention: Mr. Stuart Katz
                           Attention: Ben Adler, Esq.

                           with a copy to (which shall not constitute notice):

                           Fried, Frank, Harris, Shriver & Jacobson
                           One New York Plaza
                           New York, New York 10004
                           Phone: (212) 859-8000
                           Fax:   (212) 859-8586
                           Attention: David N. Shine, Esq.

                           If to the Company, to:

                           R.H. Donnelley Corporation
                           One Manhattanville Road
                           Purchase, NY  10577
                           Phone: (914) 933-6769
                           Fax:   (914) 933-6844
                           Attention: Robert J. Bush, Esq.

                           with a copy to (which shall not constitute notice):

                           Jones, Day, Reavis & Pogue
                           901 Lakeside Avenue
                           Cleveland, Ohio 44114
                           Phone: (216) 586-3939
                           Fax:   (216) 579-0212
                           Attention: Thomas C. Daniels, Esq.

or to such other address or addresses as shall be designated in writing. All notices shall be effective when received.

                  Section 8.02. ENTIRE AGREEMENT; AMENDMENTS; WAIVERS. This Agreement and the Ancillary Documents set forth the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement. Any provision of this Agreement may be amended or modified in whole or in part at any time by an agreement in writing among the parties hereto executed in the same manner as this Agreement. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as a waiver thereof nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right. No investigation by the Purchasers of the Company prior to or after the date hereof shall stop or prevent the Purchasers from exercising any right hereunder or be deemed to be a waiver of any such right.

                  Section 8.03. COUNTERPARTS. This Agreement may be executed by facsimile signature and may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same documents.

                  Section 8.04. GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York applicable to contracts made and to be performed in that State without giving effect to any conflict of laws rules or principles that might require the application of the laws of another jurisdiction.

                  Section 8.05. PUBLIC ANNOUNCEMENTS. Each of the parties hereto agree to hold in strict confidence and not to publicly disclose the status of any discussions or relations between the parties with respect to the subject matter of this Agreement until such time as the parties mutually agree to publicly disclose such information or are legally obligated (whether by federal securities laws, the rules of any stock exchange or otherwise) to disclose such information. Subject to the provisions of the previous sentence, the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated hereby, and neither party hereto will make any news releases or other information disclosures with respect to the subject matter of this Agreement without the prior consent of the other party hereto.

                  Section 8.06. CLOSING PAYMENT; EXPENSES. On the Closing Date, the Company will pay to each Purchaser 1% of the portion of the purchase price paid by such Purchaser to the Company on the Closing Date (the "CLOSING Payment"). Any obligation owed by the Company to the Purchasers pursuant to this
SECTION 8.06 shall be offset by the Purchasers against the amount of the obligation owed to the Company by the Purchasers pursuant to SECTION 2.02(b).

                  (b) The Company shall pay (i) all fees, costs and expenses incurred by it in connection with the preparation, negotiation, execution, and performance of this Agreement or any of the transactions contemplated by this Agreement or the Other Transaction Documents, (ii) the reasonable third party and out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of each counsel, accountants and consultants of each such party) incurred by the Purchasers or their Affiliates since August 16, 2002 in connection with the preparation, negotiation, execution, and performance of this Agreement or any of the transactions contemplated by this Agreement and (iii) all costs of filings required under the HSR Act in connection with the execution and performance of this Agreement. Without limiting the generality of the foregoing, the expenses referred to in clause (iii) above shall be paid by the Company when due or payable and on the Closing Date or the date on which this Agreement is terminated pursuant to Article VI hereof, the Company shall pay all expenses listed in clause (ii) of the previous sentence which have accrued as of such date.

                  Section 8.07. SUCCESSORS AND ASSIGNS. Subject to applicable law and the provisions of SECTION 4.10, each Purchaser may assign its rights under this Agreement in whole or in part to any of its respective Affiliates or any Designated Transferee, but no such assignment shall relieve such Purchaser of its obligations hereunder. The Company may not assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of each of the Purchasers. Any purported assignment in violation of this
SECTION 8.07 shall be void.

                  Section 8.08. JURISDICTION. The courts of the State of New York in New York County and the United States District Court for the Southern District of New York shall have jurisdiction over the parties with respect to any dispute or controversy between them arising under or in connection with this agreement and, by execution and delivery of this agreement, each of the parties to this Agreement submits to the jurisdiction of those courts, including but not limited to the IN PERSONAM and subject matter jurisdiction of those courts, waives any objections to such jurisdiction on the grounds of venue or FORUM NON CONVENIENS, the absence of IN PERSONAM or subject matter jurisdiction and any similar grounds, consents to service of process by mail (in accordance with SECTION 8.01) or any other manner permitted by law, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

                  Section 8.09. CAPTIONS; REFERENCES. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to Articles, Sections, subsections, Schedules or Exhibits in this Agreement refer to the Articles, Sections, subsections and clauses of, and the Schedules or Exhibits to, this Agreement.

                  Section 8.10. SEVERABILITY. Should any part of this Agreement for any reason be declared invalid, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part or parts which may, for any reason, be hereafter declared invalid.

                  Section 8.11. AGGREGATION OF STOCK. All shares of capital stock held or acquired by each of the Goldman Entities shall be aggregated together for the purpose of determining the availability and exercise of any right of each such Goldman Entity under this Agreement.

                  IN WITNESS WHEREOF, this Agreement has been executed by the respective duly authorized officers of the parties hereto, all as of the date first above written.

                        R.H. DONNELLEY CORPORATION




                        By:      /s/ David C. Swanson
                            ----------------------------------------
                              Name: David C. Swanson
                              Title:President and Chief Executive Officer


                        GS CAPITAL PARTNERS 2000, L.P.
                        By:      GS Advisors 2000, L.L.C.
                                 Its General Partner



                        By:         /s/ Katherine B. Enquist
                            ----------------------------------------
                                 Name: Katherine B. Enquist
                                 Its: Vice President


                        GS CAPITAL PARTNERS 2000 OFFSHORE, L.P.
                        By:      GS Advisors 2000, L.L.C.
                                 Its General Partner



                        By:         /s/ Katherine B. Enquist
                            ----------------------------------------
                                 Name: Katherine B. Enquist
                                 Its: Vice President

                        GS CAPITAL PARTNERS 2000 GmbH & CO. BETEILIGUNGS KG
                        By:  Goldman Sachs Management GP GmbH
                             Its General Partner



                        By:     /s/ John E. Bowman
                             -----------------------------
                             Name: John E. Bowman
                             Its: Managing Director


                        GS CAPITAL PARTNERS 2000 EMPLOYEE FUND, L.P.
                        By:  GS Employee Funds 2000 GP, L.L.C.
                             Its General Partner



                        By:  /s/ John E. Bowman
                             -----------------------------
                             Name: John E. Bowman
                             Its: Vice President


                        GOLDMAN SACHS DIRECT INVESTMENT FUND 2000, L.P.
                        By:  GS Employee Funds 2000 GP, L.L.C.
                             Its General Partner



                        By:  /s/ John E. Bowman
                             -----------------------------
                             Name: John E. Bowman
                             Its: Vice President